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DRAFT: MAY 2, 1999



                                  CONFIDENTIAL
                                  ------------

                          AGREEMENT AND PLAN OF MERGER

                                     Between

                     MINIMALLY INVASIVE SURGERY CORPORATION

                                       And

                         MIS ACQUISITION COMPANY I, INC.

                                       And

                            VALLEY PAIN CENTERS, INC.



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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of the _____ day of May, 1999, is by and between Minimally Invasive Surgery Corporation, a Delaware Corporation ("MIS"), MIS Acquisition Company I, Inc., a Florida corporation ("ACQUISITION COMPANY") and Valley Pain Centers, Inc., a Florida corporation ("VPC")

         In consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, MIS and VPC hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement:

         "ACQUISITION COMPANY" shall mean MIS Acquisition Company I, Inc., a Florida corporation and which is a wholly-owned subsidiary of MIS.

         "ACQUISITION COMPANY BOARD APPROVAL" shall mean that the Board of Directors of Acquisition Company, at a meeting duly called and held, has (i) determined that the Merger is advisable and in the best interest of Acquisition Company and its stockholders and approved it, (ii) duly approved, authorized and ratified the execution and delivery of this Agreement and the consummation of the Transactions, and (iii) recommended the approval of this Agreement, the Merger, the Articles and each of the Closing Documents to which it is or will be a party by the holders of Acquisition Company Capital Stock (and any other class of stock of MIS entitled to vote on the Merger) and directed that this Agreement, the Merger, the Articles of Merger and each of the Closing Documents to which it is or will be a party be submitted for consideration by the holders of Acquisition Company Capital Stock, at a meeting to be held for that purpose.

         "ACQUISITION COMPANY CAPITAL STOCK" shall mean all the issued and outstanding Acquisition Company Common Stock which is owned by MIS.

         "ACQUISITION PROPOSAL" shall have the meaning ascribed to it in Section
7.2 hereof.

         "ADDITIONAL MERGER CONSIDERATION" shall have the meaning ascribed to it in Section 3.5 hereof.

         "ADVERSE CONSEQUENCES" shall have the meaning ascribed to it in Section
5.13 hereof.

         "AFFILIATE" shall have the meaning ascribed to it in Section 7.6 hereof.

         "AFFILIATED GROUP" shall have the meaning ascribed to it in Section
5.13 hereof.

         "AGREEMENT" means this Agreement and Plan of Merger, and all Schedules and Exhibits hereto.

         "ASSETS" means all of the assets of MIS and its Subsidiaries, or VPC, as the case may be, of every kind and nature. Any representations and warranties made by a party hereto with respect








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to the Assets shall pertain only to those Assets which are owned, leased or otherwise controlled by such party.

         "AUDITED FINANCIAL STATEMENT" shall have the meaning ascribed to it in
Section 6.8(a) hereof.

         "AUTOMATIC TERMINATION DATE" shall have the meaning ascribed to it in
Section 10.1(e) hereof.

         "BOARD APPROVAL" shall mean MIS Board Approval, Acquisition Company Board Approval or VPC Board Approval, as applicable.

         "BUSINESS DAY" shall mean any weekday, excluding any legal holiday observed pursuant to the United States federal law or the laws of the State of Florida.

         "CERTIFICATE(S)" shall have the meaning ascribed to it in section 3.4 hereof.

         "CLOSING" and "CLOSING DATE" shall have the meanings ascribed to such terms in Section 3.6 hereof.

         "CLOSING DOCUMENTS" means this Agreement and all other documents to be executed and delivered either simultaneously herewith or at Closing in connection with the Transactions.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DEBENTURES" shall have the meaning ascribed to it in Section 3.1(j) hereof.

         "DELAWARE ACT" shall mean the Delaware General Corporation Law.

         "DOL" shall mean the United States Department of Labor.

         "EFFECTIVE TIME" shall have the meaning ascribed to it in Section 2.2 hereof.

         "EMPLOYMENT AGREEMENTS" shall have the meaning ascribed to it in
Section 4.1 hereof.

         "ENVIRONMENTAL LAWS" shall have the meaning ascribed to it in Section 5.6(b) hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" shall mean the Securities and Exchange Act of 1934, as amended, and all regulations promulgated pursuant thereto.

         "EXCHANGE AGENT" shall have the meaning set forth in Section 3.4(b) hereof.

         "EXCHANGE RATIO" shall have the meaning ascribed to it in Section 3.1(a) hereof.

         "FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section 5.8(a) and 6.8(a) hereof.

         "FLORIDA ACT" shall mean the Florida Business Corporation Act.


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         "FORMULA PERIODS" shall have the meaning ascribed to it in Section
3.1(g) hereof.

         "FORMULA PROFITS" shall have the meaning ascribed to it in Section 3.1(f) hereof.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORITY" shall include any and all governmental or quasi-governmental bodies, agencies, bureaus, departments, boards, commissions, instrumentalities or other entities having or asserting jurisdiction over VPC, MIS, or any Subsidiary of either, as applicable.

         "HAZARDOUS SUBSTANCE" shall have the meaning ascribed to it in Section 5.6(b) hereof.

         "INITIAL PAYMENT" shall have the meaning ascribed to it in Section 3.1(a) hereof.

         "INSTALLMENT PAYMENTS" shall have the meaning ascribed to it in Section 3.1(c) hereof.

         "INTERIM FINANCIALS" shall have the meaning ascribed to it in Section 6.8(a) hereof.

         "IRS" shall mean the Internal Revenue Service.

         "LIABILITY" shall have the meaning ascribed to it in Section 5.13 hereof.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect upon, or in, or circumstances likely to result in, a material adverse change in (i) the business, assets, liabilities, prospects, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of MIS or VPC, as the case may be, or any of such party's respective Subsidiaries taken as a whole, (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of MIS or VPC, as the case may be, or any of such party's respective Subsidiaries to perform their obligations under this Agreement.

         "MERGER" shall mean the Merger of VPC into Acquisition Company upon the terms and subject to the conditions set forth in this Agreement.

         "MERGER SHARES" shall have the meaning ascribed to it in Section 3.1(b) hereof.

         "MIS" shall mean Minimally Invasive Surgery Corporation, a Delaware corporation.

         "MIS BOARD APPROVAL" shall mean that the Board of Directors of MIS, at a meeting duly called and held, has (i) determined that the Merger is advisable and in the best interest of MIS and its stockholders and approved it, (ii) duly approved, authorized and ratified the execution and delivery of this Agreement and the consummation of the Transactions, and (iii) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to this Agreement, the Merger, and other Transactions.

         "MIS BREACH SETTLEMENT" shall have the meaning ascribed to it in
Section 7.6(b) hereof.

         "MIS CAPITAL STOCK" shall mean, collectively, the MIS Common Stock and the MIS Preferred Stock, if any.



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         "MIS COMMON STOCK" shall mean the common stock, $______ par value, of
MIS.

         "MIS EMPLOYEES" shall have the meaning ascribed to it in Section 5.19(a) hereof.

         "MIS EMPLOYEE BENEFIT PLAN" shall have the meaning ascribed to it in
Section 5.19(a) hereof.

         "MIS EQUITY INTERESTS" shall mean all capital stock of MIS and securities convertible into capital stock of MIS.

         "MIS ERISA AFFILIATE" shall have the meaning ascribed to it in Section 5.19(a) hereof.

         "MIS FINAL REVISED SCHEDULES" shall have the meaning ascribed to it in
Section 8.9 hereof.

         "MIS GROUP" shall have the meaning ascribed to it in Section 5.13(b) hereof.

         "MIS INTELLECTUAL PROPERTY" shall have the meaning ascribed to it in
Section 5.10 hereof.

         "MIS RECEIVABLES" shall have the meaning ascribed to it in Section 5.22 hereof.

         "MIS SHAREHOLDER APPROVAL" means with respect to MIS the requisite approval by the holders of MIS Capital Stock of this Agreement and the Merger.

         "MONTHLY FINANCIALS" shall have the meaning ascribed to it in Section
4.9 hereof.

         "MOST RECENT FISCAL QUARTER END" shall have the meaning ascribed to it in Section 5.8 hereof.

         "NONDISCLOSURES/NONCOMPETE AGREEMENTS" shall have the meaning ascribed to it in Section 4.1 hereof.

         "OPTION/WARRANT SHARES" shall have the meaning ascribed to it in the Employment Agreements set forth in EXHIBIT 4.1 hereof.

         "OUT-OF-POCKET COSTS" shall mean, with respect to MIS or VPC, as the case may be, all fees, expenses, and other costs which are directly related to the Transactions which such party has incurred through the date of termination of this Agreement.

         "PERMITTED EQUITY FINANCING" shall have the meaning ascribed to it in
Section 3.1(c) hereof.

         "PERSON" means an individual, corporation, limited liability company, limited liability partnership, limited partnership, trust, joint venture, association or unincorporated organization or a Governmental Authority.

         "PUBLIC REPORTS" shall have the meaning set forth in Section 5.6(c) hereof.

         "SEC" shall mean the U.S. Securities and Exchange Commission.

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         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and all regulations promulgated thereunder.

         "SECURITIES FILINGS" shall mean the most recent Form 10-KSB filed by MIS with the SEC, as well as any and all filing made by MIS thereafter pursuant to the Exchange Act.

         "SECURITY INTEREST" shall have the meaning ascribed to it in Section
5.13 hereof.

         "SETTLEMENT CUT-OFF" shall have the meaning ascribed to it in Section
7.6 hereof.

         "SPECIAL MEETING" shall have the meaning ascribed to it in Section 7.1 hereof.

         "SUBSIDIARY" shall mean one of the business entitles identified as such on SCHEDULE 5.1 hereto, as to MIS.

         "SURVIVING CORPORATION" shall have the meaning ascribed to it in
Section 2.1 hereof.

         "TAX" shall have the meaning ascribed to it in Section 5.13 hereof.

         "TAX RETURN" shall have the meaning ascribed to it in Section 5.13 hereof.

         "TRANSACTIONS" means the transactions contemplated by this Agreement, including but not limited to the Merger.

         "VPC" shall mean Valley Pain Centers, Inc., a Florida corporation.

         "VPC BOARD APPROVAL" shall mean that the Board of Directors of VPC, at a meeting duly called and held, has in the exercise of its sole discretion (i) determined that the Merger is advisable and in the best interest of VPC and its stockholders and approved it, (ii) duly approved, authorized and ratified the execution and delivery of this Agreement and the consummation of the Transactions, (iii) recommended the approval of this Agreement, the Merger, the Certificate of Merger and each of the Closing Documents to which it is or will be a party, by the holders of VPC Capital Stock (and any other class of stock of VPC entitled to vote on the Merger) and directed that this Agreement, the Merger and each of the Closing Documents to which it is or will be a party, be submitted for consideration by the holders of VPC Capital Stock at a meeting to be held for that purpose, and (iv) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to this Agreement, the Merger, and the other Transactions.

         "VPC BREACH SETTLEMENT" shall have the meaning ascribed to it in
Section 7.6(a) hereof.

         "VPC CAPITAL STOCK" shall mean all VPC capital stock.

         "VPC CLASS A COMMON STOCK" shall mean the Class A voting common stock, $.001 par value, of VPC.

         "VPC CLASS B COMMON STOCK" shall mean the Class B nonvoting common stock, $.001 par value, of VPC.



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         "VPC COMMON STOCK" shall mean the Class A voting common stock, $.001 par value, and the Class B nonvoting common stock, $.001 par value, of VPC.

         "VPC CLASS A COMMON STOCKHOLDERS" shall mean the holders of the VPC Class A Common Stock.

         "VPC CLASS A COMMON STOCKHOLDERS" shall mean the holders of the VPC Class A Common Stock.

         "VPC EMPLOYEES" shall have the meaning ascribed to it in Section 6.19(a) hereof.

         "VPC EMPLOYEE BENEFIT PLAN" shall have the meaning ascribed to it in
Section 6.19(a) hereof.

         "VPC EQUITY INTERESTS" shall mean all capital stock of VPC and securities convertible into capital stock of VPC.

         "VPC ERISA AFFILIATE" shall have the meaning ascribed to it in Section 6.19(a) hereof.

         "VPC FINAL REVISED SCHEDULES" shall have the meaning ascribed to it in
Section 9.9 hereof.

         "VPC GROUP" shall have the meaning ascribed to it in Section 6.13(a) hereof.

         "VPC INTELLECTUAL PROPERTY" shall have the meaning ascribed to it in
Section 6.10 hereof.

         "VPC STOCKHOLDERS" shall mean the VPC Class A Common Stockholders and the VPC Class B Common Stockholders.

         "VPC RECEIVABLES" shall have the meaning ascribed to it in Section 6.24 hereof.

         "VPC STOCK OPTION PLANS" shall have the meaning ascribed to it in
Section 3.3 hereof.

         "VPC STOCKHOLDER APPROVAL" means with respect to VPC, the requisite approval by the holders of VPC Capital Stock of this Agreement and the Merger.

                                    ARTICLE 2

                                   THE MERGER

         2.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Delaware Act and the Florida Act, VPC shall be merged with and into Acquisition Company, the separate existence of VPC shall cease and Acquisition Company, which shall change its name to Valley Pain Centers, Inc., shall continue as the surviving corporation. Acquisition Company after the Merger shall be governed by the Florida Act and is hereinafter sometimes referred to as the "Surviving Corporation". The Surviving Corporation shall remain a wholly-owned subsidiary of MIS.

         2.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles 8 and 9, the parties hereto shall cause the Merger to be




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consummated by filing Articles of Merger with the Secretary of State of Florida in such form as required by, in executed in accordance with, the relevant provisions of the Florida Act, copies of which are attached hereto as EXHIBIT
2.2 (the filing being the "Effective Time"). At the Effective Time, MIS will irrevocably instruct its stock transfer agent to issue and deliver in the manner provided in Articles 2 and 3 hereof the certificates evidencing the Merger Shares to be issued in the Merger.

         2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Florida Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of Acquisition Company and VPC shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acquisition Company and VPC shall become the debts, liabilities and duties of the Surviving Corporation.

         2.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to (i) vest, perfect or conform of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or Assets of VPC or Acquisition Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to (x) execute and deliver, in the name and on behalf of either VPC or Acquisition Company all such deeds, bills of sale, assignments, assurances and (y) to take and do, in the name of and on behalf of each such other corporation or otherwise, all such actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise carry out this Agreement.

         2.5 ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.

                  (a) At the Effective Time and as part of the Merger, the Articles of Incorporation of the Surviving Corporation shall be in the form attached hereto as EXHIBIT 2.5(a), until thereafter amended as provided by law, its by-laws and such Articles of Incorporation.

                  (b) At the Effective Time and as part of the Merger, the By-Laws of the Surviving Corporation shall be in the form attached hereto as
EXHIBIT 2.5(b), until thereafter amended as provided by law, the Articles of Incorporation and such By-Laws.

                  (c) After the Effective Time, the Board of Directors of the Surviving Corporation will consist of David S. Klein, M.D., Rogers W. Kirven, Jr., and Jere Palazzolo.

                  (d) After the Effective Time, the Board of Directors of MIS will consist of John Chiu, M.D., Jere Palazzolo, an appointee of Dr. Chiu and Mr. Palazzolo, David S. Klein, M.D., Rogers W. Kirven, Jr., an appointee of Dr. Klein and Mr. Kirven and an appointee mutually agreed to by Messrs. Chiu, Palazzolo, Klein and Kirven.

         2.6 BOARD AND STOCKHOLDER APPROVAL. This Agreement is subject to, and it is a condition to the consummation of the Merger, that MIS Board Approval, MIS Stockholder Approval, Acquisition Company Board Approval, VPC Board Approval and VPC Stockholder Approval be obtained.



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         2.7 TAX CONSEQUENCES. It is intended that this Transaction shall constitute a reorganization within the meaning of Section 368 of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

                                    ARTICLE 3

                              MERGER CONSIDERATION

         In exchange for merging VPC into Acquisition Company and canceling and extinguishing the VPC Capital Stock in accordance with this Merger Agreement, the VPC Stockholders, as designated and in the amounts set forth in SCHEDULE 3, shall receive the following Merger Consideration:

         3.1 MERGER CONSIDERATION. MIS agrees, subject to the provisions of this Merger Agreement, to pay to the VPC Stockholders an amount up to, but not exceeding, Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000.00) as set forth below (hereinafter the "PURCHASE PRICE"). The Purchase Price has been initially calculated and the Installment Payments (as defined below) are conditioned upon MIS recognizing the Formula Profits (as defined below).

         (a) INITIAL PAYMENT. MIS will pay, at Closing, the VPC Class A Common Stockholders the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the "INITIAL PAYMENT"). The Initial Payment shall be made in non-registered MIS Common Stock (the "INITIAL MIS SHARES"). For purposes of determining the number of Initial MIS Shares the VPC Class A Common Stockholders will receive with respect to the Initial Payment, the following calculation shall be made: the amount of the Initial Payment shall be divided by $3.00 with the resulting quotient equaling the number of MIOA Shares that shall be delivered to the VPC Class A Common Stockholders as set forth in SCHEDULE 3 in respect of such payment (i.e., 1,500,000) (which shall not be subject to any adjustments for subdivisions or other recapitalizations of MIS that would otherwise have the effect of reducing the number of issued and outstanding shares of MIS that occur prior to Closing).

                           Notwithstanding, in the event the MIS Common Stock or
its successor's common stock does not have a Fair Market Value of at least $3.00 per share (which shall for these purposes be increased by the ratio of any MIS Common Stock combinations or decreased by the ratio of any MIS Common Stock subdivisions that occur subsequent to Closing) during the period beginning on the first anniversary date of the Closing and ending on the second anniversary date of the Closing Date (the "TRADING PERIOD"), the VPC Class A Common Stockholders will receive additional shares of MIS Common Stock equal to the difference between $3.00 and the Fair Market Value per share for the Trading Period. The Fair Market Value per share for these purposes shall equal the average of the close prices of the MIS Common Stock as reported on NASDAQ or other national exchange for each trading day during the Trading Period.

                           To illustrate, the VPC Class A Common Stockholders
will receive 1,500,000 Initial MIS Shares in respect of the Initial Payment (i.e., $4,500,000.00/$3.00) and if the per share Fair Market Value of the MIS Common Stock (as calculated above) for the Trading Period is less than $3.00 then, in such event, divide $4,500,000.00 by the Fair Market Value per share of the MIS Common Stock for the Trading Period; then subtract 1,500,000 from the resulting quotient to determine the additional number of MIS Common Shares the VPC Class A Common Stockholders will receive. For example, if the per share Fair Market Value is $2.50,





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then the VPC Class A Common Stockholders will receive 300,000 more MIS Common
Shares ($4,500,000.00/$2.50 = 1,800,000; 1,800,000 - 1,500,000 = 300,000).

         (b) EXCHANGE OF SHARES. The manner and basis of exchanging shares of VPC Capital Stock and MIS Capital Stock into stock of the Surviving Corporation shall be as follows:

                  (i) Except as provided in Section 3.2, each share of VPC Capital Stock which shall be outstanding immediately prior to the Effective Time shall at the Effective Time, by virtue of the Merger, and without any action on the part of the holder hereof, be exchanged into only the right to receive the number of shares of MIS Common Stock as provided herein and the Convertible Debentures (defined below) (the "EXCHANGE Ratio"). The common shares to be issued by MIS with respect to the VPC Capital Stock are collectively hereinafter referred to as "Merger Shares". The Exchange Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend or other recapitalization of MIS after the date hereof but prior to Closing, except for capital stock combinations or other recapitalizations that have the effect of reducing the number of Merger Shares the VPC Class A Common Stockholders would otherwise receive pursuant to this transaction. After the Effective Time, no VPC Capital Stock shall be recognized or deemed to be issued outstanding, and the holders thereof shall not have any rights other than as set forth in Article 3.

                  (ii) Each share of VPC Capital Stock, if any, held in the treasury of VPC shall automatically be cancelled, shall not be converted into the right to receive Merger Shares, and shall be extinguished without exchange thereof and no payment will be made with respect thereto.

                  (iii) Each share of Acquisition Company Capital Stock which shall be outstanding immediately prior to the Effective Time shall at the Effective Time, by virtue of the Merger, and without any action on the part of the holder hereof, remain outstanding.

                  (iv) Except as otherwise specifically set forth herein, each share of MIS Capital Stock which shall be outstanding immediately prior to the Effective Time shall at the Effective Time remain outstanding. In no event shall the MIS Capital Stock issued and outstanding on a fully diluted basis exceed on a fully diluted basis 9,500,000 shares at the Closing or at the closing of the Permitted Equity Financing described in subsection (v) immediately below.

                  (v) The parties acknowledge that the other party may, prior to the Closing and with respect to MIS within 60 days subsequent to the Closing and with the consent of the other party hereto, issue additional shares of its capital stock (and/or securities convertible into shares of its capital stock) in connection with (i) those offerings specifically identified on EXHIBIT 3.1(v) so long as the conditions with respect to each such offering contained in such Exhibit are satisfied, including but not limited to the condition that any such offering is closed no later than: (1) in the case of VPC, the Closing Date; or
(2) in the case of MIS, the date which is 60 days subsequent to the Closing Date, or (ii) any offering of such issuer's securities issued as consideration for the Merger of assets or equity interests of another entity if the securities issued in such offering have an aggregate fair market value of less than $3,800,000 (each, a "Permitted Equity Financing"), provided, that in either case, such offering must be made in compliance with all applicable securities laws and structured so that is will not be integrated with the offering of Merger Shares and/or Option Shares as contemplated herein, and in the case of MIS with respect to its offering described in EXHIBIT 3.1(v) shall the MIS Capital Stock issued and outstanding on a fully diluted basis exceed 9,500,000 shares at the closing of such Permitted Equity Financing. In




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the event that either MIS or VPC desires to issue additional shares of its capital stock (and/or securities convertible into shares of its capital stock) in an offering that does not constitute a Permitted Equity Financing, then MIS and VPC shall attempt in good faith to agree upon the terms and conditions of the proposed offering and how the resulting percentage ownership of MIS will be allocated on a fully diluted basis (using the treasury stock method) among the holders of VPC Equity Interest or the holders of MIS Equity Interest, as the case may be, issued in connection with such offering.

                  (vi) MIS shall be required to effect a registration in accordance with the Registration Rights Agreement attached hereto as EXHIBIT 3.1(vi) on Form S-1 (or other applicable form) to register the Merger Shares, the common shares underlying the Debentures and the common shares underlying the Option/Warrant shares to be issued to the VPC Stockholders in connection with the Merger. MIS shall pay the fees and expenses incurred by it that are associated with the Registration Statement and the registration of the Merger Shares, the shares underlying the Debentures and the common shares underlying the Option/Warrant Shares.

         (c) INSTALLMENT PAYMENTS. On the Effective Time, the VPC Class B Common Stockholders shall have the right to earn the remaining portion of the Purchase Price (i.e., $3,750,000.00) (hereinafter the "INSTALLMENT PAYMENTS") during the Formula Periods in accordance with the following formula:

                  (i) FORMULA PERIOD 1. In respect of Formula Period 1 as defined below: (x) If Formula Profits of MIS equal One Million Five Hundred Dollars ($1,500,000.00) (hereinafter the "FORMULA PERIOD 1 EARNINGS TARGET"), MIS shall pay the VPC Class B Common Stockholders an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (hereinafter the "FORMULA PERIOD 1 INSTALLMENT PAYMENT"); (y) If Formula Profits exceed the Formula Period 1 Earnings Target, MIS shall pay the VPC Class B Common Stockholders the Formula Period 1 Installment Payment plus One Dollar ($1.00) for each dollar ($1.00) of Formula Profits in excess of the Formula Period 1 Earnings Target; or, (z) If Formula Profits are less than the Formula Period 1 Earnings Target, MIS shall pay the VPC Class B Common Stockholders an amount equal to: the actual Formula Profits of MIS divided by the Formula Period 1 Earnings Target; with the resulting quotient (i.e., percentage) multiplied by the Formula Period 1 Installment Payment.

                  (ii) FORMULA PERIOD 2. In respect of Formula Period 2 as defined below: (x) If Formula Profits of MIS equal One Million Eight Hundred Thousand Dollars ($1,800,000.00) (hereinafter the "FORMULA PERIOD 2 EARNINGS TARGET"), MIS shall pay the VPC Class B Common Stockholders an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00)(hereinafter the "FORMULA PERIOD 2 INSTALLMENT PAYMENT"); (y) If Formula Profits exceed the Formula Period 2 Earnings Target, MIS shall pay the VPC Class B Common Stockholders the Formula Period 2 Installment Payment plus One Dollar ($1.00) for each dollar ($1.00) of Formula Profits in excess of the Formula Period 2 Earnings Target; or, (z) If Formula Profits are less than the Formula Period 2 Earnings Target, MIS shall pay the VPC Class B Common Stockholders an amount equal to: the actual Formula Profits of MIS divided by the Formula Period 2 Earnings Target; with the resulting quotient (i.e., percentage) multiplied by the Formula Period 2 Installment Payment.

                  (iii) FORMULA PERIOD 3. In respect of Formula Period 3 as defined below: (x) If Formula Profits of MIS equal Two Million One Hundred Sixty Thousand Dollars ($2,160,000.00) (hereinafter the "FORMULA PERIOD 3 EARNINGS Target"), MIS shall pay the VPC Class B Common Stockholders an amount equal to One Million Two Hundred Fifty Thousand

Dollars ($1,250,000.00)(hereinafter the "FORMULA PERIOD 3 INSTALLMENT PAYMENT");
(y) If Formula Profits exceed the Formula Period 3 Earnings Target, MIS shall cause pay the VPC Class B Common Stockholders the Formula Period 3 Installment Payment plus One Dollar ($1.00) for each dollar ($1.00) of Formula Profits in excess of the Formula Period 3 Earnings Target; or, (z) If Formula Profits are less than the Formula Period 3 Earnings Target, MIS shall pay the VPC Class B Common Stockholders an amount equal to: the actual Formula Profits of MIS divided by the Formula Period 3 Earnings Target; with the resulting quotient (i.e., percentage) multiplied by the Formula Period 3 Installment Payment.

                  (d). MAXIMUM PAYMENTS. The foregoing notwithstanding, the maximum amount of Installment Payments the VPC Class B Common Stockholders may receive pursuant to these provisions shall not exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00).

                  (e). ACCELERATION OF INSTALLMENT PAYMENTS. In the event MIS or any successor company undertakes a public offering, merger, recapitalization, consolidation or otherwise (hereinafter a "Dilutive Transaction") whereby more than 50 percent of its issued and outstanding Capital Stock is issued to third parties prior to the expiration of the Formula Periods, the VPC Class B Common Stockholders shall, at their election, be paid the portion of the unpaid Installment Payments immediately prior to the effectiveness of such Dilutive Transaction by applying the above formula to the proforma Formula Profits for the remainder of the Formula Period(s) calculated based on the immediately preceding twelve (12) month period or such shorter period if less than 12 months.

                  (f). FORMULA PROFITS. For the purposes of this Agreement, the term "FORMULA PROFITS" shall mean the pre-tax consolidated net profits of MIS, as calculated utilizing generally accepted accounting principles by MIS's independent certified public accountants for annual Formula Periods, where possible, and as calculated by MIS otherwise. Notwithstanding the foregoing, for purposes of determining Formula Profits: (i) there shall not be included any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the business, including, but not limited to discount operations, extraordinary items, acquisition costs, goodwill charges, or unusual or infrequent items as they are defined under generally accepted accounting principles, and (ii) there shall not be included any charge related to grants or exercises of the Options/Warrant Shares pursuant to the employment agreements or other agreements with the individuals listed in EXHIBIT 4.1.

                  (g) FORMULA PERIODS. The period commencing on the Effective Time and ending on the last day of the 12th month following the Effective Date shall be deemed to be "FORMULA PERIOD 1". The period commencing on the first day following FORMULA PERIOD 1 and ending on the last day of the 12th month following FORMULA PERIOD 1 shall be deemed to be "FORMULA PERIOD 2". The period commencing on the first day following FORMULA PERIOD 2 and ending on the last day of the 12th month following FORMULA PERIOD 2 shall be deemed to be "FORMULA PERIOD 3".

                  (h) CALCULATION TIMING. MIS shall cause the aforementioned calculations to be made as soon as reasonably possible and the Installment Payments paid to the VPC Class B Common Stockholders within fifteen (15) days of such calculation but in no event later than the 90th day following each Formula Period.

                  (i) EXAMPLE. Attached hereto as EXHIBIT 3.1(i) and incorporated herein by this reference is an example of how the aforementioned Formula is to be applied.

                  (j) PAYMENT OF INSTALLMENT PAYMENTS. The Installment Payments shall be made within fifteen (15) days of calculating the Installment Payment for each Formula Period but in no event later than the 90th day following the end of each Formula Period by delivering to the VPC Class B Common Stockholders, in accordance with their percentage of ownership interest as described in
SCHEDULE 3.1, a series of convertible collaterialized promissory notes (the "DEBENTURES"), one to each VPC Merger Shareholder for each Installment Payment, in the form annexed hereto as EXHIBIT 3.1(j)(1). The Debentures will bear interest at an annual rate of 9.0% and the payment of such Debentures will be secured by the issued and outstanding capital stock of the Surviving Corporation. To that end, MIS will enter into with the VPC Class B Common Stockholders a pledge agreement in the form attached hereto as EXHIBIT 3.1(j)(2) (hereinafter the "PLEDGE AGREEMENT"). Interest will be paid on the Formula Earnings as calculated herein on a quarterly basis, in arrears, commencing at the end of the first calendar quarter following the Effective Time and will be subject to adjustment at the end of each Formula Period based upon the principal face value of the applicable Debenture earned during such Formula Period. If excess interest is paid pursuant to this Section in any Formula Period as the result of the foregoing, such excess interest will be offset first against any future interest to be paid pursuant to this Section and then, if necessary, against the principal face value of the Debentures. The principal face value, if any, of each Debenture together with all accrued but unpaid interest on said Debenture shall be due and payable on the first anniversary date of its issuance. The Debentures may be prepaid by MIS at any time without penalty or additional interest. The VPC Class B Common Stockholders may convert the principal face value of the Debentures at any time prior to redemption into MIS Common Stock at the rate of $3.00 per share. Cash will be paid in lieu of any fractional shares.

                  (k) CAPITAL ADJUSTMENTS. In case of any consolidation or merger of MIS with or into another corporation or the conveyance of all or substantially all of the assets of MIS to another corporation or a share exchange transaction, the Debentures shall thereafter be convertible into the number of shares of stock, options or other securities or property to which a holder of the number of shares of common stock deliverable upon entitlement to the MIS Common Stock would have been entitled upon such consolidation, merger, conveyance, conversion or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the VPC Class B Common Stockholders' rights to receive Debentures to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock, options or other property thereafter deliverable upon entitlement to the Debentures.

         3.2 FRACTIONAL SHARES. No scrip or fractional shares of the capital stock of MIS shall be issued in the Merger, nor will any outstanding fractional share interest entitle the owner thereof to vote, to receive dividends or to exercise any other right as a stockholder of MIS. All fractional shares of the common stock to which a holder of multiple certificates of VPC Class A Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, the number of shares of the Merger Shares to which such stockholder shall be entitled, after the Effective Time shall be rounded to the nearest whole number of Merger Shares.

         3.3 STOCK OPTIONS AND WARRANTS. Except as described in SCHEDULE 3.3,VPC does not presently have nor will it have at the time of Closing any options or warrants issued or outstanding nor has it committed to issue any options and/or warrants.

         3.4 DELIVERY OF MERGER SHARES.

                  (a) Except as set forth in this Agreement, from and after the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of VPC Capital Stock ("Certificate(s)") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the appropriate number and type of Merger Shares for each share of VPC Class A Common Stock so represented by the Certificates(s) surrendered by such holder and the right to earn the appropriate amount of the Debentures for each share of VPC Class B Common Stock so represented by the Certificates(s) surrendered by such holder.

                  (b) At or simultaneous with the Closing, (1) MIS will furnish to MIS's transfer agent (the "Exchange Agent") irrevocable instructions to issue certificates to holders of VPC Class A Common Stock which represent that number and type of Merger Shares to which each such holder of VPC Class A Common Stock is entitled hereunder, and (2) MIS will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding VPC Class A Common Stock for the holder to use in surrendering the Certificate(s) that represented such holder's VPC Class A Common Stock in exchange for a stock certificate representing the number of type of Merger Shares to which the holder is entitled. Such letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) for exchange therefor. Upon surrender to the Exchange Agent of Certificate(s), together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may be reasonably requested by the Exchange Agent, the Exchange Agent shall, pursuant to this Agreement, promptly deliver the appropriate number and type of Merger Shares to the person entitled to such Merger Shares for each share of VPC Class A Common Stock so represented by the Certificate(s) surrendered by such holder thereof, and such Certificate(s) shall forthwith be cancelled.

                  (c) If delivery of all or part of the Merger Shares is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery or exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of VPC that such tax either has been paid or is not payable.

                  (d) Until surrendered and exchanged in accordance with this
Section 3.4 each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Shares, in an amount and of the type determined in accordance with Section 3.1 hereof, and shall have no ownership or other rights. No interest shall accrue or be payable on any Merger Shares. Neither MIS or VPC shall be liable to any holder of VPC Capital Stock for any Merger Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) From and after the Effective Time, no holder of Certificate(s) shall be entitled to receive any dividend or other distribution from MIS until proper surrender by such holder of such Certificate(s) for stock certificate(s) representing Merger Shares. Upon such surrender, the holder shall be paid the amount of any dividends or other distributions (without interest) that theretofore became payable by MIS after the Effective Time but prior to such surrender, but were not paid by reason of the foregoing with respect to the number and type of Merger Shares represented by the certificate(s) issued upon such surrender. From and after the Effective Time, MIS shall, however, be entitled to treat such Certificate(s) that have not yet been surrendered or exchanged as evidencing the ownership of the type and aggregate number of Merger Shares into which the shares of VPC Capital Stock represented by such Certificate(s) would have been exchanged, notwithstanding any failure to surrender such Certificate(s).

                  (f) MIS shall be responsible for the payment of all changes and expenses of the Exchange Agent.

                  (g) If any Certificate shall have been lost, stolen or destroyed, upon the receipt by MIS of an indemnity agreement and the making of an affidavit by the person claiming such Certificate to be lost, stolen or destroyed and, if required by MIS, the posting by such person of a bond in such reasonable amount as MIS may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number and type of Merger Shares and any cash in lieu of fractional shares, and unpaid dividends and distributions on the number and type of Merger Shares deliverable in respect thereof pursuant to this Agreement.

         3.5 CLOSING. The closing of the Transactions (the "CLOSING") shall take place on or before May ____, 1999, at the offices of VPC in Orlando, Florida, or another mutually agreed upon location on the Business Day following compliance or waiver of the terms, conditions and contingencies contained in this Agreement or such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "CLOSING DATE"). All computations, adjustments, and transfers for the purposes hereof shall be effective as of the close of business on the Closing Date. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible subject to the satisfaction of the closing conditions set forth in Articles 8 and 9.

                                    ARTICLE 4

                              ADDITIONAL COVENANTS

         4.1 SUPPLEMENTAL AGREEMENTS. Concurrently with the Closing, each of the individuals listed in EXHIBIT 4.1 shall enter into employment agreements with MIS in the form of COMPOSITE EXHIBIT 4.1(a) hereof (the "EMPLOYMENT AGREEMENTS"), which shall replace such individual's existing employment agreement with MIS or VPC, as applicable. Each of such individuals shall also enter into Nondisclosure/Noncompete Agreements in the form of COMPOSITE EXHIBIT 4.1(b) hereof ((the "Nondisclosure/Noncompete Agreements), which shall replace each such individual's existing nondisclosure and Noncompete agreements with MIS or VPC, as applicable, and a Stockholders' Agreement in the form of EXHIBIT 4.1
(c)(i). On or before the Closing Date, each of such individuals will have entered into Standstill/Voting Agreements in the form of COMPOSITE EXHIBIT 4.1(c)(ii) hereof pursuant to which such individuals have agreed to (among other things) vote their respective shares of capital stock in each of MIS and VPC, as applicable, in favor of the Merger, and after the Closing, to vote their respective shares of capital stock of MIS in favor of the election of the individuals listed in EXHIBIT 4.1(d) to the Board of Directors of MIS so long as such nominees remain employed by MIS.

         4.2 CONDUCT OF BUSINESS BY MIS AND VPC PENDING MERGER. MIS and VPC Covenant and agree that, unless the other party shall otherwise consent in writing or except as otherwise set forth in this Agreement, between the date of such party's Board Approval and the

Closing, the business of MIS and VPC, respectively, and the Subsidiaries of MIS shall be conducted only in, and none of said parties shall take any action except in, the ordinary course of business and in a manner consistent with past practice; and all of said parties will use their best efforts to preserve intact their business organization, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers and other persons with which they have significant business relations. Except as set forth on EXHIBIT 4.2, but without otherwise limiting the foregoing, each of VPC and MIS covenants that neither of them or the Subsidiaries of MIS shall, between the date of such party's Board Approval and the Closing, directly or indirectly, do any of the following with the prior written consent of the other;

                  (a) (i) issue, sell (other than upon exercise of outstanding options or warrants, whose terms shall not be changed), pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, VPC, MIS or any Subsidiary; PROVIDED, HOWEVER, that VPC and MIS shall have the right to carry out any Permitted Equity Financing or other offering of its securities that such parties have agreed to pursuant to Section 3.1(b) hereof; (ii) amend or propose to amend the Articles of Incorporation as applicable, or By-Laws of VPC or MIS, except as contemplated by this Agreement; (iii) split, combine or reclassify any outstanding shares of VPC Capital Stock or MIS Capital Stock or any Subsidiary's capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to such capital stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock or that of any Subsidiary; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 4.2(a):

                  (b) (i) acquire (by merger, consolidation, or Merger of stock or assets) directly or indirectly, any Person or any business owned by such Person; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of VPC, MIS or any Subsidiary; (iii) enter into any material contract or agreement, except in the ordinary course of business; (iv) authorize any single capital expenditure or commitment in excess of $500,000, except as otherwise set forth in EXHIBIT 4.2(b)(iv); (v) authorize any capital expenditure or commitment outside the ordinary course of business, except as otherwise set forth in
EXHIBIT 4.2(b)(iv); or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by
Section 4.2(b);

                  (c) take any action other than in the ordinary course of business and in a manner consistent with the past practices (none of which actions shall be unreasonable or unusual) with respect to increasing compensation of any officer, director, stockholder or employee or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies in effect on the date hereof and fully disclosed to the other party prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

                  (d) make any payments except in the ordinary course of business and in amounts and in a manner consistent with past practice (none of which payments shall be unreasonable or unusual), under any employee benefit plan or otherwise to any employee, independent contractor or consultant, enter into any employee benefit plan, any employment or consulting agreement, grant or establish any new awards under any such existing employee benefit plan or agreement, or adopt or otherwise amend any of the foregoing;

                  (e) take any action in the ordinary course of business and in a manner consistent with past practice or make any change in existing methods of management, distribution, marketing, accounting or operating (or practices relating to payment of trade accounts or to other payments);

                  (f) except in the order course of business or as set forth on
EXHIBIT 4.2(f), incur or increase prior to Closing any indebtedness for borrowed money from banks, financial institutions or other Persons or cancel, without payment in full, any notes, loans or receivables;

                  (g) directly or indirectly loan or advance monies to any Person (other than any of its own Subsidiaries) under any circumstances whatsoever except for credit transactions with customers on terms consistent with past practices; or

                  (h) do any act or omit to do any act which might reasonably be expected to cause a breach of any material contract, commitment or obligation.

                  4.3 EXPENSES. All of the expenses incurred by VPC in connection with authorization, preparation, execution and performance of this Agreement and other agreements referred to in this Agreement, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for VPC, shall be paid by VPC if the Transaction is not consummated, and all of the expenses incurred by MIS in connection with the authorization, preparation, execution and performance of this Agreement and other agreements referred to in this Agreement, including without limitation, all reasonable fees and expenses of advisors, agents, representatives, brokers, counsel and accountants, shall be paid by MIS if the Transaction is not consummated. After the Closing, such expenses of VPC and MIS will be paid by MIS.

                  4.4 NOTIFICATION OF CERTAIN MATTERS.

                  (a) MIS shall give prompt written notice to VPC of the following:

                           (i) the occurrence or nonoccurrence of any event
whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty of MIS contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Execution of this Agreement to the Closing (assuming that each representation and warranty was re-affirmed as of each day between the Execution of this Agreement and the Closing Date, inclusive), including but not limited those resulting from the consummation of any Permitted Equity Financings, or (B) directly or indirectly, any Material Adverse Effect; or

                           (ii) any material failure of MIS, any officer,
director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                  (b) VPC shall give prompt written notice to MIS of the following:

                           (i) the occurrence or nonoccurrence of any event
whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty of VPC contained in this Agreement to be untrue or inaccurate in any material respect at any time from the execution of this Agreement to the Closing (assuming that each representation and warranty was re-affirmed as of each day between the execution of this Agreement and the Closing Date, inclusive), including but not limited those resulting from the consummation of any Permitted Equity Financings; or (B) directly or indirectly, any Material Adverse Effect;

                           (ii) any material failure of VPC, any officer,
director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                  (c) In the event that either MIS or VPC is required to deliver a written notice pursuant to subsection (a) or (b) above, respectively, such party shall, within three (3) days after delivery of such notice, delivery to the other party a revised schedule updating such representation or warranty. The receiving party shall review the schedule and within five (5) days after its receipt, elect to either (i) approve the schedule for attachment to this Agreement and treat such schedule, as if it had been delivered and attached to this Agreement as of the Closing Date, or (ii) treat such schedule and the events giving rise to such Schedule as a breach of such related representation or warranty in accordance with the terms of this Agreement, including but not limited Section 7.6, 8.1 and 9.1, as applicable; PROVIDED, however, that any events which are permitted to occur between the date hereof and the Closing pursuant to the terms of this Agreement (such as a Permitted Equity Financing) shall in no event be treated as a breach of a representation or warranty hereunder.

                  (d) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not waive or release MIS or VPC, as the case may be, from its representations, warranties, covenants or agreements under this Agreement, except as they may be modified and approved in accordance with subsection (c)(i) above.

         4.5 PUBLIC ANNOUNCEMENTS.

                  (a) Except for and to the extent of any public announcement or disclosures relating to the Transactions previously made by MIS or VPC, as may be required by law or as provided in this Section 4.5, MIS and VPC agree that until the consummation of the Transactions or the termination of this Agreement, as the case may be, each party will not, and will direct its directors, officers, employees, representatives and agents who have knowledge of the Transaction not to, disclose to any Person who is not a participant in discussions concerning the Transactions (other than Persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the Transactions.

                  (b) MIS shall obtain the prior written consent of VPC and VPC shall obtain the prior written consent of MIS, before issuing any press release or otherwise making any public statement prior to receiving such consent, except in the case where such disclosure is required by law and the party whose consent is required has unreasonably refused to give such consent or is unable to consent prior to such disclosure because of exigent circumstances. The disclosing party shall be responsible for the accuracy and completeness of any such disclosure. Subject to the foregoing, the parties acknowledge and agree that MIS and VPC expect to issue a press releases with respect to the Transactions immediately after the execution of this Agreement, as well as after the Closing.

                  (c) This Section 4.5 shall not restrict either MIS or VPC in any actions by such parties which are necessary or appropriate to enforce their respective rights under this Agreement.

         4.6 CONFIDENTIALITY. Until the Closing, VPC and MIS shall, and shall cause their respective employees, agents, counsel, accountants, consultants and other representatives to hold in strict confidence any and all information obtained from the other party and to not disclose any such information (unless such information is or becomes ascertainable from public sources or public disclosure of such information which in the good faith judgment of MIS or VPC is required by law; provided, however, that nothing contained in this Agreement shall limit the right of any such persons to disclose any such information to VPC or MIS or their respective employees, agents, representatives, counsel, accountants, financial advisors and/or underwriters for the purpose of facilitating the consummating of the Transactions. This obligation is in furtherance, and not in limitation, of any other confidentiality agreements between the parties.

         4.7 ACCESS AND INSPECTION. On reasonable notice, each of MIS and VPC and the Subsidiaries of MIS shall provide the other full access during normal business hours from and after the date hereof until the Closing to all of their respective offices, properties, books and records as they relate to the business of each and the Assets, and shall furnish such information concerning the business and affairs of each as may be requested, in each case for information concerning the business and affairs of each as may be requested, in each case for the purpose of making such continuing investigation of MIS and Subsidiaries or VPC , as the case may be, and their respective predecessors and the Assets. Each of VPC and MIS and the Subsidiaries of MIS shall cause appropriate personnel to assist in such continuing investigation and shall cause personnel, counsel, accountants and other non employee representatives to be reasonably available in connection with such continuing investigation.

         4. 8 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Subject to compliance with applicable law, VPC and MIS will (a) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorization and (b) provide one another with copies of all filings made by such party with any governmental authority in connection with this Agreement.

         4.9 MONTHLY FINANCIAL STATEMENTS. From and after the date hereof until the Closing, each of VPC and MIS shall provide to the other party its monthly internal unaudited financial statements (the "Monthly Financials") as soon as reasonably practicable after their preparation, but in no event later than the 20th day of each month for the immediately preceding month.

         4.10 EFFORTS TO CLOSE TRANSACTIONS. After the date hereof but prior to the Closing, MIS hereby agrees that it shall use its reasonable efforts to close that certain Permitted Equity Financing in the amount of $750,000.00 as disclosed in Section 3.1(b) on terms and conditions mutually agreeable to the parties hereto.

                                    ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF MIS

         In order to induce VPC to enter into this Agreement and consummate the Transactions, MIS hereby represents and warrants the following to VPC as of the Execution of this Agreement (and not the date hereof), each of which representations and warranties shall be material to and relied upon by VPC and shall be deemed remade on and as of the date of the Closing:

         5.1. ORGANIZATION AND AUTHORITY. MIS is a corporation duly organized and validly existing under the laws of the State of Delaware and each of its Subsidiaries is incorporated in the states identified on SCHEDULE 5.1. The states in which MIS and each Subsidiary are qualified to do business are set forth on SCHEDULE 5.1. Neither MIS nor any of its Subsidiaries is required to be qualified as a foreign corporation in any other jurisdiction where its failure to qualify would have a Material Adverse Effect. MIS and its Subsidiaries have all necessary corporate power and authority to own, lease and operate their properties and conduct their business as it is currently being conducted. Except for MIS's ownership of its Subsidiaries, which is fully described on SCHEDULE 5.1, and as otherwise set forth on SCHEDULE 5.1, neither MIS nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity. The list of MIS's Subsidiaries contained in SCHEDULE 5.1 is a true, correct and complete list of all entities in which MIS has a direct or indirect equity interest. SCHEDULE 5.1 identifies each owner of an equity interest, or right to acquire any such interest, in each Subsidiary of MIS.

         5.2. CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Subject to MIS Board Approval and MIS Stockholder Approval, MIS has full corporate power and authority to execute and deliver this Agreement and each of the Closing Documents to which MIS is or will be a party, to amend its Articles of Incorporation in the manner set forth in this Agreement, and to consummate the Transactions. No corporate proceeding is necessary to approve the Transactions other than MIS Board Approval and MIS Stockholder Approval. Assuming MIS Board Approval, MIS Stockholder Approval and that this Agreement and each of the Closing Documents to which VPC is a party constitutes a valid and binding agreement of VPC, this Agreement and each of the Closing Documents to which MIS is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of MIS in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the applicable of general principles of equity. The duly elected officers and directors of MIS and its Subsidiaries are set forth on SCHEDULE 5.2. Copies of the Articles of Incorporation, the Bylaws and all minutes of MIS and its Subsidiaries are contained in the minute books of MIS, or such Subsidiaries, respectively. True, correct and complete copies of the minute books of MIS and its Subsidiaries have been made available to VPC.

         5.3. SUFFICIENCY OF ASSETS. All material assets and rights relating to MIS's business and that of its Subsidiaries are held solely by, and all agreements, obligations, expenses and transactions relating to the business of MIS and its Subsidiaries have been entered into, incurred and conducted solely by, MIS and its Subsidiaries. Except as described in SCHEDULE 5.3, the Assets are all of the items necessary to provide all services required in connection with the business of MIS and its Subsidiaries, assuming competent personnel, general office facilities, and adequate facilities are available.

         5.4. NO CONFLICT; REQUIRED CONSENTS. Exclusive of MIS Board Approval and MIS Stockholder Approval, SCHEDULE 5.4 lists all material third-party consents or approvals required with respect to MIS and its Subsidiaries for consummation of the Transactions, which consents MIS agrees to use its best reasonable efforts to obtain. Assuming all such consents and approvals have been obtained and assuming the appropriate filings and mailings are made by VPC and MIS to effectuate the Merger under the Florida Act, and under the Securities Act and the Exchange Act, the execution and delivery by MIS of this Agreement and the Closing Documents and the consummation by MIS of the Transactions do not and will not, except as set forth on SCHEDULE 5.4, (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm,

Person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect); (b) violate in any material respect the terms of any material instrument, document or agreement to which MIS or any of its Subsidiaries is a party, or by which MIS or any of its Subsidiaries or the property of MIS or any of its Subsidiaries is bound, or be in conflict in any material respect with, result in a material breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of MIS or any of its Subsidiaries; (c) violate in any respect the terms of any instrument, document or agreement to which MIS or any of its Subsidiaries is a party, or by which MIS or any of its Subsidiaries or the property of MIS or any of it Subsidiaries is bound, or be in conflict in any respect with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of MIS or any of its Subsidiaries if the aggregate effect of all such violations listed in this subsection (d) results in a Material Adverse Effect on MIS and its Subsidiaries taken as a whole; (e) violate MIS's Certificate of Incorporation or Bylaws; or (f) violate any order, write, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court of governmental authority applicable to MIS or any of its Subsidiaries, or the business or assets of MIS or any of its Subsidiaries. Neither MIS nor any of its Subsidiaries is subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of MIS and its Subsidiaries after the closing on substantially the same basis as theretofore operated.

         5.5. CAPITALIZATION. All of the authorized and outstanding MIS capital stock is set forth on SCHEDULE 5.5, and no shares of MIS capital stock are held in the treasury of MIS. No shares or any class of capital stock or other equity interests of MIS, other than (i) MIS Common Stock, (ii) options or warrants for MIS Common Stock, or (iii) those shares of MIS Capital Stock identified in
SCHEDULE 5.5, shall be issued and outstanding at the Closing. All outstanding MIS capital stock has been duly authorized, and is validly issued, fully paid and nonassessable. No preemptive (whether statutory or contractual) rights have been violated. Current MIS stock option plans, all previous forms of those plans, and amendments, and all outstanding options and warrants, are identified on SCHEDULE 5.5. Except as set forth on SCHEDULE 5.5, all options were granted in accordance with the provisions of MIS stock option plans. SCHEDULE 5.5 also sets forth information as to options (if any) and warrants (if any) previously granted which have terminated, expired or been exercised. Except for the outstanding options, warrants and other commitments set forth in SCHEDULE 5.5, MIS has no convertible securities, options, warrants, or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of MIS Capital Stock or other securities. Except as set forth on SCHEDULE 5.2, MIS owns, directly or indirectly, all of the equity in its Subsidiaries and no third party has a right to acquire any such interest. All securities of MIS and its Subsidiaries were offered and sold in compliance with applicable federal and state securities laws. SCHEDULE 5.5 identifies each stock option plan and outstanding option, warrant, or other right, if any, to acquire the capital stock of any of its Subsidiaries, full and complete copies of which have been provided to VPC. Each and every dividend of MIS and each Subsidiary, if any, whether paid in cash or other property, has been declared and paid in compliance with applicable law, and neither MIS nor any of its Subsidiaries has any further obligation with respect to such payment. SCHEDULE 5.5 also summarizes in detail all currently effective registration rights which have been granted by MIS to any other person or entity and all currently effective shareholder agreements between any shareholders of MIS.

         5.6. COMPLIANCE WITH LAWS; FILINGS WITH THE SEC. Except as set forth in
SCHEDULE 5.6, (a) to the best of MIS's knowledge, MIS and its Subsidiaries are in compliance with, and MIS and its Subsidiaries have operated any Persons or businesses previously owned or operated by them in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable environmental laws and regulations, but excluding applicable laws and regulations related to Medicare, Medicaid and other federally funded programs, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect. Neither MIS, nor any of its Subsidiaries, has received notice of any noncompliance with the foregoing.

                  (b) Without limiting the foregoing, MIS and each of its Subsidiaries and any other person or entity for whose conduct MIS is legally held responsible are in material compliance with all applicable federal, state, regional, local or provincial laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, "Environmental Laws"). Neither MIS nor any of its Subsidiaries, nor any other person or entity for whose conduct MIS is legally responsible, has (i) received any notice, demand, request for information, or administrative inquiry relating to any violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any Governmental Authority or any third party of any such violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Substance on, under, from or at any of MIS's or any of its Subsidiaries' properties or any other properties, (iii) become aware or received notice of the release or disposal of any Hazardous Substances in violation of any applicable Environmental Law, on, under or at any of MIS's, or any of its Subsidiaries' properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of MIS for the response to or remediation of any Hazardous Substance at or arising from any of MIS's or any of its Subsidiaries' properties or any other properties owned or operated by MIS, any of its Subsidiaries or any other Person for whose conduct MIS is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of MIS for the costs of response to or remediation of Hazardous Substances at or arising from any of MIS's or any of its Subsidiaries' properties or any other properties owned or operated by MIS, any of its Subsidiaries or any other Person for whose conduct MIS is or may be held responsible. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law. No Environmental Law imposes any obligation upon MIS or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of MIS's properties or its Subsidiaries' properties under any Environmental Law.

                  (c) MIS is not a Reporting Company as defined under the Securities and Exchange Act of 1934. The parties recognize that MIS may not have made all filings with the SEC that it is required to make under the Securities Act and the Exchange Act (collectively, the "Public Reports") or that such filings, if any, may not have been correct in all material respects.

                  (d) MIS currently satisfies all applicable Nasdaq rules in order to be traded on the bulletin board.

         5.7. LICENSES AND PERMITS. Except as set forth in SCHEDULE 5.7, neither MIS nor any of its Subsidiaries has received notice of any violations in respect of any licenses, permits, concessions, grants, franchises, approvals or authorizations necessary or required for the use or ownership of their assets and the operation of their business. No proceeding is pending or, to the knowledge of MIS, threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

         5.8. FINANCIAL INFORMATION.

                  (a) MIS has provided to VPC its interim financial statements for the period through March 31, 1999 ("Interim Financials") and an unaudited financial statement for the most recent fiscal year-end December 31, 1998 ("Unaudited Financial Statement"); together with Interim Financials are herewith called (the "Financial Statements"), copies of which are attached hereto as
EXHIBIT 5.8. Except as disclosed in SCHEDULE 5.8 attached hereto, the Financial Statements have been and MIS's Monthly Financials will be, prepared in accordance with GAAP (except as to notes necessary for the Interim Financials and MIS's Monthly Financials) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of MIS and its Subsidiaries as of the indicated dates and the results of operations of MIS and its Subsidiaries for the indicated periods, are consistent with the books and records of MIS and its Subsidiaries and, except as discussed on SCHEDULE 5.8 do not contain any material item of special or nonrecurring income not earned in the ordinary course of business; provided, however, that the Interim Financials and such Monthly Financials are subject to normal year-end adjustments that are not expected to be material in amount.

                  (b) Except as and to the extent specifically disclosed in this Agreement, there are no liabilities or obligations of MIS or any of its Subsidiaries of any nature, whether liquidated, accrued, absolute, contingent or otherwise except for those (i) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financials,
(ii) that arose thereafter in the ordinary course of business, or (iii) that are specifically set forth on SCHEDULE 5.8; and at all times after the execution of this Agreement until the Closing, there will be no liabilities or obligations of MIS or any of its Subsidiaries of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, which are material, individually or in the aggregate, except for those (A) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financials, or (B) that arose after the date of such balance sheet in the ordinary course of business (and are, individually and in the aggregate, immaterial), (C) that are specifically set forth on SCHEDULE 5.8, or (D) that are permitted as set forth on EXHIBITS 4.2, 4.2(b)(iv), or 4.2(f).

                  (c) MIS and its Subsidiaries are not, nor have any of them been during the twelve (12) months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C. ss. 101(31). MIS and its Subsidiaries have paid and are paying their debts as they become due.

         5.9. NO UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in this Agreement and those that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financial Statements, neither MIS nor any of its Subsidiaries knows of any reasonable basis for the assertion against MIS or any of its Subsidiaries of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from MIS to any employee, director or officer or former employee, director or officer of MIS, (b) increase any benefits otherwise payable to any employee, director or officer or former employee, director or officer of MIS, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         5.10. INTELLECTUAL PROPERTY. Except as described in SCHEDULE 5.10, to the knowledge of MIS and its Subsidiaries, no patent, formula, process, trade secret, trademark, trade name, assumed name or copyright relating to MIS's business and that of its Subsidiaries, including all intellectual property used in the operation of the business of MIS and its Subsidiaries (collectively, the "MIS Intellectual Property"), infringes on any patent, copyright, trademark or other intellectual property right of any Person, or violates the terms of any agreements related thereto, nor to MIS's knowledge have there been any claims of infringement. Except as set forth in SCHEDULE 5.10, there are no pending or, to MIS's and its Subsidiaries' knowledge, threatened claims against MIS or any of its Subsidiaries contesting the validity of, or their right to use any of, the MIS Intellectual Property.

         5.11. CONTRACTS AND COMMITMENTS. Except as disclosed on SCHEDULE 5.8:

                  (a) To MIS's and its Subsidiaries knowledge, no aspect of MIS's and its Subsidiaries' business or operations or the Assets is of such character as would restrict the Surviving Corporation from carrying on the business of MIS and its Subsidiaries anywhere in the world.

                  (b) MIS and its Subsidiaries have no consultants or independent contractors who are officers or directors of MIS or any of its Subsidiaries, or who are affiliates of such officers or directors, to whom they are paying compensation for services.

                  (c) Neither MIS nor any of its Subsidiaries has material contracts, commitments, arrangements, or understandings relating to their business, operations, financial condition, or prospects. For purposes of this
Section 5.11(c), "material" means payment or performance of a contract, commitment, arrangement or understanding entered into in the ordinary course of business which is expected to (i) involve payments in excess of $100,000 per year, or (ii) have a duration exceeding five (5) years with expected payments over its duration exceeding $100,000 (in each case other than leases not required to be disclosed pursuant to Section 5.17), or any contract, commitment, arrangement or understanding entered into not in the ordinary course of business.

                  (d) To MIS's and its Subsidiaries' knowledge, there are no outstanding contracts, commitments or bids, or services, development or sales proposals, that will result in any substantial loss to MIS or any of its Subsidiaries (and/or the Surviving Corporation) upon completion or performance thereof, after allowance for normal direct employee expenses, licensing, development, distribution expenses and other costs.

                  (e) There are no outstanding material lease or purchase commitments of MIS or any of its Subsidiaries which are not consistent with MIS's and its Subsidiaries' past lease and purchase commitment practices.

         5.12. ABSENCE OF CERTAIN CHANGES. Except as reflected on SCHEDULE 5.12, or elsewhere in this Agreement or specifically identified on any Schedules hereto, since December 31, 1998, MIS and its Subsidiaries have not, and at the Closing Date will not, have:

                  (a) Suffered a Material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to the Assets (whether or not insured);

                  (b) Incurred any obligations specifically related to the Assets, except in the ordinary course of business, consistent with past practices;

                  (c) Permitted or allowed any of the Assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except liens or encumbrances specifically excepted by the provisions of Section 5.14;

                  (d) Written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest complete fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice;

                  (e) Sold, licensed or transferred or agreed to sell, license or transfer, any of the Assets, except in the ordinary course of business and consistent with past practice;

                  (f) To MIS's and its Subsidiaries' knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract or other restrictions on the use or disclosure of proprietary materials;

                  (g) Incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect;

                  (h) Become aware of any event, condition or other circumstance relating solely to the Assets (as opposed to any such event, condition, etc., which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect on the Assets;

                  (i) Made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant, or equipment, unless approved in writing by VPC or deemed approved by VPC pursuant to EXHIBIT 4.2(b)(iv) hereof;

                  (j) Made any material change in any method of accounting or accounting practice;

                  (k) Paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of MIS's or any Subsidiaries' officers or directors, or any business or Person in which any officer or director of MIS or any of its Subsidiaries, or any affiliate or associate of any of such Persons has any direct or indirect interest; or

                  (l) Agreed to take any action described in this Section 5.12.

         5.13.    TAXES.

                  (a) As used in this Agreement:

                           (i) "Adverse Consequences" means all actions, suits,
proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses;

                           (ii) "Affiliated Group" means any affiliated group
within the meaning of Code ss. 1504(a) (or any similar group defined under a similar provision of state, local or foreign law);

                           (iii) "Liability" means any liability (whether known
or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes;

                           (iv) "Security Interest" means any mortgage, lien,
encumbrance or other security including any "tax lien" (other than for current taxes not yet due);

                           (v) "Tax" means any federal, state, local, or foreign
income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property personal property, sales, use, transfer, registration, value added, alternative, or added-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

                           (vi) "Tax Return" means any return, declaration,
report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (b) MIS and its Subsidiaries have not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is MIS. The Affiliated Group of which MIS is the common parent (the "MIS Group") has filed all income Tax Returns that it was required to file for each taxable period during which MIS and its Subsidiaries were a member of the MIS Group. All such Tax Returns are correct and complete in all material respects. All income Taxes owed by the MIS Group (whether or not shown on any Tax Return) have been paid for each taxable period during which MIS and its Subsidiaries filed a consolidated federal income Tax Return.

                  (c) The amounts booked as provisions for Taxes in the Financial Statements are sufficient for payment of all unpaid Taxes of MIS, its Subsidiaries, and the MIS Group through

December 31, 1998. Copies of the MIS Group's federal and state income Tax Returns for calendar years 1995, 1996, and 1997 have been provided to VPC.

                  (d) No claim has ever been made by a Governmental Authority in a jurisdiction where MIS or a Subsidiary does not file Tax Returns that it is or it may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of MIS or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax when due.

                  (e) MIS, each MIS Subsidiary, and the MIS Group have withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                  (f) There is no dispute or claim concerning any Tax Liability of MIS, a Subsidiary or the MIS Group either (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which any of MIS or any of its Subsidiaries (and employees responsible for Tax matters) has knowledge.

                  (g) MIS, its Subsidiaries, and the MIS Group have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (h) MIS and its Subsidiaries do not have any liability for the Taxes of any Person other than MIS or its Subsidiaries (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

                  (i) MIS and each Subsidiary currently utilize the accrual method of accounting for income Tax purposes. MIS has utilized the accrual method of accounting for income Tax purposes since the date of its incorporation. Each Subsidiary of MIS has utilized the accrual method of accounting for income Tax purposes since the date of its incorporation or Merger by MIS, as the case may be. MIS, its Subsidiaries, and the MIS Group have not agreed to, and are not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                  (j) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of MIS or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

         5.14. TITLE TO PROPERTIES; ENCUMBRANCES. Except as specifically identified in the Schedules hereto and except for items leased or licensed by MIS or any of its Subsidiaries, or on SCHEDULE 5.14, MIS or such Subsidiaries have good, valid, and marketable title to all of the Assets. All of the Assets are in the possession or under the control of MIS or a Subsidiary, and none of the Assets are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, or charge of any kind except as set forth on SCHEDULE 5.14 or as specifically disclosed on the other Schedules hereto and, except minor imperfections or title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value or functional utility of the property subject thereto, and do not in any way materially impair the value of the Assets.

         5.15. EQUIPMENT. All of the equipment owned or leased by MIS and its Subsidiaries which has (or had at the date of its Merger or execution of the related lease by MIS or its Subsidiary) a fair market value of $400,000 or greater is listed on SCHEDULE 5.15 attached hereto. All of the equipment owned or leased by MIS and its Subsidiaries is in adequate operating condition and repair subject to normal wear and tear, except as set forth on SCHEDULE 5.15.

         5.16. REAL PROPERTY. SCHEDULE 5.16 contains a list of all real property owned by MIS and its Subsidiaries, including, without limitation, the improvements and structures located thereon. To MIS's and its Subsidiaries' knowledge, such improvements and structures are structurally sound with no known defects and in good operating condition and repair subject to normal wear and tear, and neither MIS nor any of its Subsidiaries has received any written notification that there is any violation of any building, zoning, or other law, ordinance, or regulation in respect of such property, improvements, or structures, and to the best of MIS's and its Subsidiaries' knowledge, no such violation exists.

         5.17. LEASES. SCHEDULE 5.17 contains a list of all leases (including both operating and capital leases) pursuant to which MIS or any of its Subsidiaries leases real or personal property and (i) which involve lease payments in excess of $30,000 per year, (ii) which are between MIS or any of its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand, or (iii) which were not entered into in the ordinary course of business. Copies of all such leases have been delivered to VPC. All such leases are valid, binding, and enforceable in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the application of general principles of equity), are in full force and effect and except as set forth on SCHEDULE 5.17, no event has occurred which is a default or which with the passage of time will constitute a default by MIS or any of its Subsidiaries thereunder, nor has any such event occurred to the knowledge of MIS and its Subsidiaries which is a default, or with the passage of time will constitute a default, by any other party to such lease. All property leased by MIS or any of its Subsidiaries as lessee is in the possession of MIS and its Subsidiaries. Except as indicated in SCHEDULE 5.17, no consent of any lessor is required in connection with the Transactions.

         5.18. LITIGATION. Except as set forth in SCHEDULE 5.18, (i) there are no pending (served) actions, proceedings or regulatory agency investigations against MIS or its Subsidiaries or, to MIS or such Subsidiaries' knowledge, threatened against MIS or any of its Subsidiaries involving the Assets, and (ii) no such action, proceeding, or regulatory agency investigation has been pending (served) during the three-year period preceding the date of this Agreement. No assertion has ever been made to MIS or any of its Subsidiaries to the effect that MIS or any of its Subsidiaries has any liability as a successor to a third party's business or product line, and neither MIS nor any of its Subsidiaries has knowledge of any basis for such an assertion.

         5.19. EMPLOYEE BENEFIT PLANS; EMPLOYEES. (a) SCHEDULE 5.19 sets forth a list of each material "employee benefit plan" (as defined by Section 3(e) of ERISA) and any other material compensation, deferred compensation, fringe benefit, severance, disability, sick leave, vacation, or other agreement, policy, or arrangement (each such plan, agreement, policy, or arrangement is referred to herein as a "MIS Employee Benefit Plan," and, collectively, the "MIS Employee Benefit Plans") for the benefit of employees (and their beneficiaries) of MIS or any of its Subsidiaries (collectively, "MIS Employees") or with respect to which MIS or any "MIS ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than MIS, which has employees who are treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes MIS).

                           (b) MIS has, or will have prior to the Closing Date,
delivered to VPC, with respect to each MIS Employee Benefit Plan, copies of the documents embodying the Plan, if any, and employee handbooks governing the employment of MIS Employees.

                           (c) Neither MIS nor any Subsidiary has any obligation
to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code), (iii) a "multi-employer plan" within the meaning of Section 3(37) of ERISA), or (iv) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA.

                           (d) To the knowledge of MIS, neither MIS nor any
Subsidiary is subject to any liens, or excise or other taxes under ERISA, the Code or other applicable law relating to any MIS Employee Benefit Plan.

                           (e) The consummation of the Transactions will not
give rise to any liability for any employee benefits to any MIS Employee, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability.

                           (f) No MIS Employee Benefit Plan in any way provides
for any benefits of any kind whatsoever (other than under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the Federal Social Security Act or any MIS Employee Benefit Plan qualified under Section 401(a) of the Code) to any MIS Employee who, at the time the benefit is to be provided, is a former director or employee of, other provider of services to MIS or an MIS ERISA Affiliate (or a beneficiary of any such person).

                           (g) Any contribution, insurance premium, excise tax,
interest charge or other liability or charge imposed or required with respect to any MIS Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing will be paid by MIS or a Subsidiary or bill be reflected on the Financial Statements.

                           (h) Except as disclosed on SCHEDULE 5.19(h), to the
knowledge of MIS, no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against any MIS Employee Benefit Plan, any trustee or fiduciaries thereof, MIS, any of its Subsidiaries or any MIS ERISA Affiliate, any director, officer or employee thereof, or any of the assets of an MIS Employee Benefit Plan or any related trust.

                           (i) Except as disclosed on SCHEDULE 5.19(i), to the
knowledge of MIS, no MIS Employee Benefit Plan is under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

                           (j) Since December 31, 1998 and through the date
hereof, and except as set forth on SCHEDULE 5.19(j), neither MIS, any of its Subsidiaries nor any MIS ERISA Affiliate has, nor will it, (i) institute or agree to institute any new MIS Employee Benefit Plan or practice, (ii) make or agree to make any change in any MIS Employee Benefit Plan, (iii) make or agree to make any increase in the compensation payable or to become payable by MIS, any of its

Subsidiaries or any MIS ERISA Affiliate to any MIS Employee, except for normal periodic salary increases consistent with past practices, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the MIS Employee Benefit Plans, pay or accrue or agree to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any MIS Employee.

                           (k) There are no collective bargaining or other labor
union agreements to which MIS or any of its Subsidiaries is a party or by which any of them is bound.

         5.20. ADVISORS FEES. Other than as set forth on SCHEDULE 5.20, neither MIS nor any of its Subsidiaries or any Affiliate thereof has retained or utilized the services of any advisor, broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other Person or entity for or on account of the Transactions, or had any communications with any Person or entity which would obligate VPC to pay any such fees or commission.

         5.21. NO EXISTING DISCUSSION FOR ACQUISITION PROPOSAL. Except as set forth on SCHEDULE 5.21, as of the date hereof, MIS is not engaged in any negotiations with any other party with respect to an Acquisition Proposal.

         5.22. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 5.22 and as otherwise may be specifically identified on the Financial Statements, all accounts receivable (the "MIS Receivables") of MIS which are reflected n the Financial Statements, and all MIS Receivables acquired or generated since the date of the Financial Statements, are in all material respects valid and BONA FIDE MIS Receivables arising from the furnishing of goods or services to customers in the ordinary course of business.

         5.23. INVENTORIES. Any and all inventories of MIS which are reflected on the Financial Statements, plus any replacements for such items acquired on or before the Closing, and minus any such items sold by MIS in the ordinary course of business on or before the Closing, are properly valued at the lower of cost (first-in, first-out) or market in accordance with generally accepted accounting principles consistently applied and, except for obsolete and slow moving items which have been fully written off or reserved for and except for items sold in the ordinary course of business, consist of items of a quality and quantity currently useable and saleable in the ordinary course of business without markdown or discount.

         5.24. SOFTWARE. Except as set forth on SCHEDULE 5.24, MIS presently has the right to use all computer software owned by it, and to the knowledge of MIS, the right to use all other computer software which is leased or licensed to, or otherwise used by MIS. To the knowledge of MIS, neither MIS nor any Subsidiary is in violation of any license or other agreement related to its software.

         5.25. Y2K COMPLIANCE. MIS's equipment, computers, software, hardware, business and processes in which date sensitive software is utilized are year 2000 compliant such that such equipment, computers, software, hardware, business and processes will not experience failures, interruptions or malfunctions in a manner that will have a material adverse effect on such equipment, computers, software, hardware, business and processes, MIS and/or it Assets.

         5.26. SHARES TO BE DELIVERED. The Merger Shares and the shares of MIS common stock underlying the Debentures and Option/Warrants to be issued with respect to previously outstanding VPC Capital Stock and the Employment Agreements set forth in Exhibit 4.1 when issued and delivered to such VPC stockholders pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable shares of voting common stock of MIS. Upon delivery of the Merger Shares after the Closing and assuming that the former stockholders of VPC are receiving the Merger Shares in good faith without notice of any adverse claims, such stockholders will receive good and unencumbered title to the Merger Shares, free and clear of all liens, restrictions, charges, encumbrances, and other security interests of any kind or nature whatsoever, except for claims arising out of acts of or claims against such stockholders, restrictions existing under applicable securities laws, and the restrictions imposed hereby (as to Affiliates).

         5.27. DISCLOSURE AND ALL DOCUMENTATION. No representation or warranty by MIS contained in this Agreement and no statement contained in any certificate or schedule furnished to VPC pursuant to the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. To the knowledge of MIS and its Subsidiaries, there is no current event or condition of any kind or character pertaining to MIS or its Subsidiaries that may reasonably be expected to have a Material Adverse Effect, except as disclosed in this Agreement and except for those events and conditions which are national or industry-wide in nature. Except as specifically indicated elsewhere in this Agreement, all documents delivered by MIS or its Subsidiaries to VPC in connection herewith have been and will be complete originals, or exact copies thereof.

         5.28. TAX-FREE REORGANIZATION. To the knowledge of MIS, there is no fact pertaining to it, any stockholder of MIS or any of its Subsidiaries that would prevent the Merger from qualifying as a tax-free reorganization under the Code.

         5.29. SURVIVAL. The representations and warranties contained in this
Article 5 shall survive the Closing for one (1) year, but the running of such period shall abate upon delivery of a notice of a breach until such time as the alleged breach is resolved.

                                    ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF VPC

         In order to induce MIS to enter into this Agreement and consummate the Transactions, VPC hereby represents and warrants the following to MIS as of the Execution of this Agreement (and not the date hereof), each of which representations and warranties shall be material to and relied upon by MIS and shall be deemed remade on and as of the date of the Closing:

         6.1. ORGANIZATION AND AUTHORITY. VPC is a corporation duly organized and validly existing under the laws of the State of Florida and it has no Subsidiaries. The states in which VPC is qualified to do business are set forth on SCHEDULE 6.1. VPC is not required to be qualified as a foreign corporation in any other jurisdiction where its failure to qualify would have a Material Adverse Effect. VPC has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. VPC does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity.

         6.2. CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Subject to VPC Board Approval and VPC Stockholder approval, VPC has full corporate power and authority to execute and deliver this Agreement and each of the Closing Documents to which VPC is or will be a party, and to consummate the Transactions. No corporate proceeding is necessary to approve the Transactions other than VPC Board Approval and VPC Stockholder Approval. Assuming VPC

Board Approval, VPC Stockholder Approval and that this Agreement and each of the Closing Documents to which MIS is a party constitutes a valid and binding agreement of MIS this Agreement and each of the Closing Documents to which VPC is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of VPC in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the applicable of general principles of equity. The duly elected officers and directors of VPC is set forth on SCHEDULE
6.2. Copies of the Articles of Incorporation, the Bylaws and all minutes of VPC are contained in the minute book of VPC. True, correct and complete copies of the minute book of VPC have been made available to MIS.

         6.3. SUFFICIENCY OF ASSETS. All material assets and rights relating to VPC's business are held solely by, and all agreements, obligations, expenses and transactions relating to the business of VPC have been entered into, incurred and conducted solely by, VPC. Except as described in SCHEDULE 6.3, the Assets are all of the items necessary to provide all services required in connection with the business of VPC, assuming competent personnel, general office facilities, and adequate facilities are available.

         6.4. NO CONFLICT; REQUIRED CONSENTS. Exclusive of VPC Board Approval and VPC Stockholder Approval, SCHEDULE 6.4 lists all material third-party consents or approvals required with respect to VPC for consummation of the Transactions, which consents VPC agrees to use its best reasonable efforts to obtain. Assuming all such consents and approvals have been obtained and assuming the appropriate filings and mailings are made by VPC and VPC to effectuate the Merger under the Florida Act, and under the Securities Act and the Exchange Act, the execution and delivery by VPC of this Agreement and the Closing Documents and the consummation by VPC of the Transactions do not and will not, except as set forth on SCHEDULE 6.4, (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect); (b) violate in any material respect the terms of any material instrument, document or agreement to which VPC is a party, or by which VPC or the property of VPC is bound, or be in conflict in any material respect with, result in a material breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of VPC; (c) violate in any respect the terms of any instrument, document or agreement to which VPC is a party, or by which VPC or the property of VPC is bound, or be in conflict in any respect with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of VPC if the aggregate effect of all such violations listed in this subsection (c) results in a Material Adverse Effect on VPC taken as a whole; (d) violate VPC's Articles of Incorporation or Bylaws; or (e) violate any order, write, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court of governmental authority applicable to VPC, or the business or assets of VPC. VPC is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of VPC after the closing on substantially the same basis as theretofore operated.

         6.5. CAPITALIZATION. All of the authorized and outstanding VPC capital stock is set forth on SCHEDULE 6.5, and no shares of VPC capital stock are held in the treasury of VPC. No shares or any class of capital stock or other equity interests of VPC, other than (i) VPC Common

Stock, (ii) options or warrants for VPC Common Stock, or (iii) those shares of VPC Capital Stock identified in SCHEDULE 6.5, shall be issued and outstanding at the Closing. All outstanding VPC capital stock has been duly authorized, and is validly issued, fully paid and nonassessable. No preemptive (whether statutory or contractual) rights have been violated. Current VPC stock option plans, all previous forms of those plans, and amendments, and all outstanding options and warrants, are identified on SCHEDULE 6.5. Except as set forth on SCHEDULE 6.5, all options were granted in accordance with the provisions of VPC stock option plans. SCHEDULE 6.5 also sets forth information as to options (if any) and warrants (if any) previously granted which have terminated, expired or been exercised. Except for the outstanding options, warrants and other commitments set forth in SCHEDULE 6.5, VPC has no convertible securities, options, warrants, or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of VPC Capital Stock or other securities. All securities of VPC were offered and sold in compliance with applicable federal and state securities laws. Each and every dividend of VPC, if any, whether paid in cash or other property, has been declared and paid in compliance with applicable law, and VPC has no further obligation with respect to such payment. SCHEDULE 6.5 also summarizes in detail all currently effective registration rights which have been granted by VPC to any other person or entity and all currently effective shareholder agreements between any shareholders of VPC.

         6.6. COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 6.6, (a) to the best of VPC's knowledge, VPC is in compliance with, and VPC has operated and any Persons or businesses previously owned or operated by them in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable environmental laws and regulations, but excluding applicable laws and regulations related to Medicare, Medicaid and other federally funded programs, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect. VPC has not received notice of any noncompliance with the foregoing.

                  (b) Without limiting the foregoing, VPC and any other person or entity for whose conduct VPC is legally held responsible are in material compliance with all applicable federal, state, regional, local or provincial laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, "Environmental Laws"). Neither VPC nor any other person or entity for whose conduct VPC is legally responsible, has (i) received any notice, demand, request for information, or administrative inquiry relating to any violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any Governmental Authority or any third party of any such violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Substance on, under, from or at any of VPC's properties or any other properties, (iii) become aware or received notice of the release or disposal of any Hazardous Substances in violation of any applicable Environmental Law, on, under or at any of VPC's, properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of VPC for the response to or remediation of any Hazardous Substance at or arising from any of VPC's properties or any other properties owned or operated by VPC or any other Person for whose conduct VPC is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of VPC for the costs of response to or remediation of Hazardous Substances at or arising from any of VPC's properties or any other properties owned or operated by VPC or any other Person for whose conduct VPC is or may be held responsible. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law. No Environmental Law imposes any obligation upon VPC or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of VPC's properties or its Subsidiaries' properties under any Environmental Law.

         6.7. LICENSES AND PERMITS. Except as set forth in SCHEDULE 6.7, VPC has not received notice of any violations in respect of any licenses, permits, concessions, grants, franchises, approvals or authorizations necessary or required for the use or ownership of their assets and the operation of their business. No proceeding is pending or, to the knowledge of VPC, threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

         6.8. FINANCIAL INFORMATION.

                  (a) VPC has provided to MIS its interim financial statements for the period through March 31, 1999 ("Interim Financials") and an audited financial statement for the most recent fiscal year-end December 31, 1998 ("Audited Financial Statement"); together with Interim Financials are herewith called (the "Financial Statements"), copies of which are attached hereto as
EXHIBIT 6.8. Except as disclosed in SCHEDULE 6.8 attached hereto, the Financial Statements have been and VPC's Monthly Financials will be, prepared in accordance with GAAP (except as to notes necessary for the Interim Financials and VPC's Monthly Financials) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of VPC as of the indicated dates and the results of operations of VPC for the indicated periods, are consistent with the books and records of VPC and, except as discussed on
SCHEDULE 6.8 do not contain any material item of special or nonrecurring income not earned in the ordinary course of business; provided, however, that the Interim Financials and such Monthly Financials are subject to normal year-end adjustments that are not expected to be material in amount.

                  (b) Except as and to the extent specifically disclosed in this Agreement, there are no liabilities or obligations of VPC of any nature, whether liquidated, accrued, absolute, contingent or otherwise except for those (i) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financial Statements, (ii) that arose thereafter in the ordinary course of business, or (iii) that are specifically set forth on
SCHEDULE 6.8; and at all times after the execution of this Agreement until the Closing, there will be no liabilities or obligations of VPC of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, which are material, individually or in the aggregate, except for those (A) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financial Statements, or (B) that arose after the date of such balance sheet in the ordinary course of business (and are, individually and in the aggregate, immaterial), (C) that are specifically set forth on SCHEDULE 6.8, or (D) that are permitted as set forth on EXHIBITS 4.2, 4.2(b)(iv), or 4.2(f).

                  (c) VPC is not, nor has it been during the twelve (12) months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C. ss. 101(31). VPC has paid and is paying its debts as they become due.

         6.9. NO UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in this Agreement and those that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financial Statements, VPC knows of any reasonable basis for the assertion against VPC of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from VPC to any employee, director or officer or former employee, director or officer of VPC,
(b) increase any benefits otherwise payable to any employee, director or officer or former employee, director or officer of VPC, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         6.10. INTELLECTUAL PROPERTY. Except as described in SCHEDULE 6.10, to the knowledge of VPC, no patent, formula, process, trade secret, trademark, trade name, assumed name or copyright relating to VPC's business, including all intellectual property used in the operation of the business of VPC (collectively, the "VPC Intellectual Property"), infringes on any patent, copyright, trademark or other intellectual property right of any Person, or violates the terms of any agreements related thereto, nor to VPC's knowledge have there been any claims of infringement. Except as set forth in SCHEDULE 6.10, there are no pending or, to VPC's knowledge, threatened claims against VPC contesting the validity of, or their right to use any of, the VPC Intellectual Property.

         6.11. CONTRACTS AND COMMITMENTS. Except as disclosed on SCHEDULE 6.8:

                  (a) To VPC's knowledge, no aspect of VPC's business or operations or the Assets is of such character as would restrict the MIS from carrying on the business of VPC.

                  (b) VPC has no consultants or independent contractors who are officers or directors of VPC, or who are affiliates of such officers or directors, to whom they are paying compensation for services.

                  (c) VPC has no material contracts, commitments, arrangements, or understandings relating to their business, operations, financial condition, or prospects. For purposes of this Section 5.11(c), "material" means payment or performance of a contract, commitment, arrangement or understanding entered into in the ordinary course of business which is expected to (i) involve payments in excess of $100,000 per year, or (ii) have a duration exceeding five (5) years with expected payments over its duration exceeding $100,000 (in each case other than leases not required to be disclosed pursuant to Section 5.17), or any contract, commitment, arrangement or understanding entered into not in the ordinary course of business.

                  (d) To VPC's knowledge, there are no outstanding contracts, commitments or bids, or services, development or sales proposals, that will result in any substantial loss to VPC (and/or the MIS) upon completion or performance thereof, after allowance for normal direct employee expenses, licensing, development, distribution expenses and other costs.

                  (e) There are no outstanding material lease or purchase commitments of VPC which are not consistent with VPC's past lease and purchase commitment practices.

         6.12. ABSENCE OF CERTAIN CHANGES. Except as reflected on SCHEDULE 6.12, or elsewhere in this Agreement or specifically identified on any Schedules hereto, since December 31, 1998, VPC has not, and at the Closing Date will not, have:

                  (a) Suffered a material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to the Assets (whether or not insured);

                  (b) Incurred any obligations specifically related to the Assets, except in the ordinary course of business, consistent with past practices;

                  (c) Permitted or allowed any of the Assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except liens or encumbrances specifically excepted by the provisions of Section 6.14;

                  (d) Written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest complete fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice;

                  (e) Sold, licensed or transferred or agreed to sell, license or transfer, any of the Assets, except in the ordinary course of business and consistent with past practice;

                  (f) To VPC's knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract or other restrictions on the use or disclosure of proprietary materials;

                  (g) Incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect;

                  (h) Become aware of any event, condition or other circumstance relating solely to the Assets (as opposed to any such event, condition, etc., which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect on the Assets;

                  (i) Made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant, or equipment, unless approved in writing by MIS or deemed approved by MIS pursuant to EXHIBIT 4.2(b)(iv) hereof;

                  (j) Made any material change in any method of accounting or accounting practice;

                  (k) Paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of VPC's officers or directors, or any business or Person in which any officer or director of VPC or any affiliate or associate of any of such Persons has any direct or indirect interest; or

                  (l) Agreed to take any action described in this Section 6.12.

         6.13.    TAXES.

                  (a) Except a set forth on SCHEDULE 6.13(a), VPC have not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Medical Industries of America, Inc. The Affiliated Group of which VPC is a member (the "VPC Group") has to the best of its knowledge filed all income Tax Returns that it was required to file for each taxable period during which VPC was a member of the VPC Group. All such Tax Returns are correct and complete in all material respects. To VPC's knowledge, all income Taxes owned by the VPC Group (whether or not shown on any Tax Return) have been paid for each taxable period during which VPC filed a consolidated federal income Tax Return.

                  (b) The amounts booked as provisions for Taxes on the Financial Statements are sufficient for payment of all unpaid Taxes of VPC, and the VPC Group through December 31, 1998. Copies of the VPC Group's federal and state income Tax Returns for calendar years 1995, 1996 and 1997 have been provided to MIS.

                  (c) No claim has ever been made by a Governmental Authority in a jurisdiction where VPC does not file Tax Returns that it is or it may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of VPC that arose in connection with any failure (or alleged failure) to pay any Tax when due.

                  (d) VPC has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                  (e) There is no dispute or claim concerning any Tax Liability of VPC either (i) claimed or raised by any Governmental Authority in writing, or
(ii) as to which any of VPC (and employees responsible for Tax matters) has knowledge.

                  (f) VPC has not waived any statute of limitations in respect of Taxes or agreed to any extension or time with respect to a Tax assessment or deficiency.

                  (g) VPC does not have any liability of the Taxes of any Person other than VPC (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

                  (h) VPC currently utilize the accrual method of accounting for income Tax purposes. VPC has not agreed to, and are not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                  (i) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of VPC that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible purchase to Sections 280G, 404 or 162 of the Code.

         6.14. TITLE TO PROPERTIES; ENCUMBRANCES. Except as specifically identified in the Schedules hereto and except for items leased or licensed by VPC, or on SCHEDULE 6.14, VPC has good, valid, and marketable title to all of the Assets. All of the Assets are in the possession or under the control of VPC, and none of the Assets are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, or charge of any kind except as set forth on SCHEDULE 6.14 or as specifically disclosed on the other Schedules hereto and, except minor imperfections or title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value or functional utility of the property subject thereto, and do not in any way materially impair the value of the Assets.

         6.15. EQUIPMENT. All of the equipment owned or leased by VPC which has (or had at the date of its Merger or execution of the related lease by VPC) a fair market value of $400,000 or greater is listed on SCHEDULE 6.15 attached hereto. All of the equipment owned or leased by VPC is in adequate operating condition and repair subject to normal wear and tear, except as set forth on
SCHEDULE 6.15.

         6.16. REAL PROPERTY. SCHEDULE 6.16 contains a list of all real property owned by VPC, including, without limitation, the improvements and structures located thereon. To VPC's knowledge, such improvements and structures are structurally sound with no known defects and in good operating condition and repair subject to normal wear and tear, and VPC has not received any written notification that there is any violation of any building, zoning, or other law, ordinance, or regulation in respect of such property, improvements, or structures, and to the best of VPC's knowledge, no such violation exists.

         6.17. LEASES. SCHEDULE 6.17 contains a list of all leases (including both operating and capital leases) pursuant to which VPC leases real or personal property and (i) which involve lease payments in excess of $30,000 per year,
(ii) which are between VPC, on the one hand, and any of its Affiliates, on the other hand, or (iii) which were not entered into in the ordinary course of business. Copies of all such leases have been delivered to VPC. All such leases are valid, binding, and enforceable in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the application of general principles of equity), are in full force and effect and except as set forth on SCHEDULE 6.17, no event has occurred which is a default or which with the passage of time will constitute a default by VPC thereunder, nor has any such event occurred to the knowledge of VPC which is a default, or with the passage of time will constitute a default, by any other party to such lease. All property leased by VPC as lessee is in the possession of VPC. Except as indicated in SCHEDULE 6.17, no consent of any lessor is required in connection with the Transactions.

         6.18. LITIGATION. Except as set forth in SCHEDULE 6.18, (i) there are no pending (served) actions, proceedings or regulatory agency investigations against VPC or, to VPC's knowledge, threatened against VPC involving the Assets, and (ii) no such action, proceeding, or regulatory agency investigation has been pending (served) during the three-year period preceding the date of this Agreement. No assertion has ever been made to VPC to the effect that VPC has any liability as a successor to a third party's business or product line, and VPC has no knowledge of any basis for such an assertion.

         6.19. EMPLOYEE BENEFIT PLANS; EMPLOYEES.

                  (a) SCHEDULE 6.19 sets forth a list of each material "employee benefit plan" (as defined by Section 3(e) of ERISA) and any other material compensation, deferred compensation, fringe benefit, severance, disability, sick leave, vacation, or other agreement, policy, or arrangement (each such plan, agreement, policy, or arrangement is referred to herein as a "VPC

Employee Benefit Plan," and, collectively, the "VPC Employee Benefit Plans") for the benefit of employees (and their beneficiaries) of VPC (collectively, "VPC Employees") or with respect to which VPC or any "VPC ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than VPC, which has employees who are treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes VPC).

                  (b) VPC has, or will have prior to the Closing Date, delivered to VPC, with respect to each VPC Employee Benefit Plan, copies of the documents embodying the Plan, if any, and employee handbooks governing the employment of VPC Employees.

                  (c) VPC has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code), (iii) a "multi-employer plan" within the meaning of Section 3(37) of ERISA), or (iv) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA.

                  (d) To the knowledge of VPC, VPC is not subject to any liens, or excise or other taxes under ERISA, the Code or other applicable law relating to any VPC Employee Benefit Plan.

                  (e) The consummation of the Transactions will not give rise to any liability for any employee benefits to any VPC Employee, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability.

                  (f) No VPC Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the Federal Social Security Act or any MIAO Employee Benefit Plan qualified under Section 401(a) of the Code) to any VPC Employee who, at the time the benefit is to be provided, is a former director or employee of, other provider of services to MIAO or an VPC ERISA Affiliate (or a beneficiary of any such person).

                  (g) Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any VPC Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing will be paid by VPC or bill be reflected on the Financial Statements.

                  (h) Except as disclosed on SCHEDULE 6.19(h), to the knowledge of VPC, no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against any VPC Employee Benefit Plan, any trustee or fiduciaries thereof, VPC, or any VPC ERISA Affiliate, any director, officer or employee thereof, or any of the assets of a VPC Employee Benefit Plan or any related trust.

                  (i) Except as disclosed on SCHEDULE 6.19(i), to the knowledge of VPC, no VPC Employee Benefit Plan is under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

                  (j) Since December 31, 1998 and through the date hereof, and except as set forth on SCHEDULE 6.19(j), neither VPC nor any VPC ERISA Affiliate has, nor will it, (i) institute or agree to institute any new VPC Employee Benefit Plan or practice, (ii) make or agree to make any change in any VPC Employee Benefit Plan, (iii) make or agree to make any increase in the compensation payable or to become payable by VPC or any VPC ERISA Affiliate to any VPC Employee, except for normal periodic salary increases consistent with past practices, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the VPC Employee Benefit Plans, pay or accrue or agree to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any VPC Employee.

                  (k) There are no collective bargaining or other labor union agreements to which VPC or any of its Subsidiaries is a party or by which any of them is bound.

         6.20. ADVISORS FEES. Other than as set forth on SCHEDULE 6.20, neither VPC or any Affiliate thereof has retained or utilized the services of any advisor, broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other Person or entity for or on account of the Transactions, or had any communications with any Person or entity which would obligate MIS to pay any such fees or commission.

         6.21. NO EXISTING DISCUSSION FOR ACQUISITION PROPOSAL. Except as set forth on SCHEDULE 6.23, as of the date hereof, MIS is not engaged in any negotiations with any other party with respect to an Acquisition Proposal.

         6.22. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 6.22 and as otherwise may be specifically identified on the Financial Statements, all accounts receivable (the "VPC Receivables") of VPC which are reflected n the Financial Statements, and all VPC Receivables acquired or generated since the date of the Financial Statements, are in all material respects valid and BONA FIDE VPC Receivables arising from the furnishing of goods or services to customers in the ordinary course of business.

         6.23. INVENTORIES. Any and all inventories of VPC which are reflected on the Financial Statements, plus any replacements for such items acquired on or before the Closing, and minus any such items sold by VPC in the ordinary course of business on or before the Closing, are properly valued at the lower of cost (first-in, first-out) or market in accordance with generally accepted accounting principles consistently applied and, except for obsolete and slow moving items which have been fully written off or reserved for and except for items sold in the ordinary course of business, consist of items of a quality and quantity currently useable and saleable in the ordinary course of business without markdown or discount.

         6.24. SOFTWARE. Except as set forth on SCHEDULE 6.24, VPC presently has the right to use all computer software owned by it, and to the knowledge of VPC, the right to use all other computer software which is leased or licensed to, or otherwise used by VPC. To the knowledge of VPC, VPC is not in violation of any license or other agreement related to its software.

         6.25. Y2K COMPLIANCE. VPC's equipment, computers, software, hardware, business and processes in which date sensitive software is utilized are year 2000 compliant such that such equipment, computers, software, hardware, business and processes will not experience failures, interruptions or malfunctions in a manner that will have a material adverse effect on such equipment, computers, software, hardware, business and processes, VPC and/or it Assets

         6.26. DISCLOSURE AND ALL DOCUMENTATION. No representation or warranty by VPC contained in this Agreement and no statement contained in any certificate or schedule furnished to MIS pursuant to the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. To the knowledge of VPC, there is no current event or condition of any kind or character pertaining to VPC that may reasonably be expected to have a Material Adverse Effect, except as disclosed in this Agreement and except for those events and conditions which are national or industry-wide in nature. Except as specifically indicated elsewhere in this Agreement, all documents delivered by VPC to MIS in connection herewith have been and will be complete originals, or exact copies thereof.

         6.27. TAX-FREE REORGANIZATION. To the knowledge of VPC, there is no fact pertaining to it, any stockholder of VPC that would prevent the Merger from qualifying as a tax-free reorganization under the Code.

         6.28. SURVIVAL. The representations and warranties contained in this
Article 6 shall survive the Closing for one (1) year, but the running of such period shall abate upon delivery of a notice of a breach until such time as the alleged breach is resolved.

                                    ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

         7.1. SPECIAL MEETING. Subject to VPC Board Approval and MIS Board Approval, VPC and MIS shall each take all action necessary, in accordance with applicable law and its Articles of Incorporation and Bylaws, to convene a special meeting of its stockholders (each, a "Special Meeting") or obtain through written consents, as applicable, as promptly as practicable after the signing of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions. Subject to Board Approval, the Board of Directors of VPC and MIS will recommend, subject to Section 7.4 hereof, that the VPC and MIS stockholders, respectively, vote in favor of and approve the Merger and this Agreement at the Special Meeting or by written consent, as applicable.

         7.2. NO SOLICITATION. Subject to the provisions of Section 7.4, in consideration of the expenses to be incurred by VPC and MIS in negotiating this Agreement and in conducting their due diligence investigation, neither VPC nor MIS shall, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale or transfer of substantial assets, sale of any shares of capital stock (including without limitation by way of tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the Transactions (any of the foregoing inquiries or proposals being referred to this Agreement as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal, or agree to or recommend any Acquisition Proposal.

         7.3. NOTIFICATION OF ACQUISITION PROPOSAL. MIS and VPC shall notify the other within three (3) Business Days after receipt by such party (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to its properties, books or records by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party informed, on a prompt and current basis, of the status of any such discussions, negotiations and the terms being discussed or negotiated.

         7.4. FIDUCIARY OUT. (a) Notwithstanding the provisions of Section 7.2 above, nothing contained in this Agreement shall prevent MIS or its Board of Directors, from (A) furnishing non-public information, or entering into discussions or negotiations, with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to its stockholders, if and only to the extent that (1) the Board of Directors of MIS believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and long-term prospects of MIS and VPC as a combined company, such Acquisition Proposal would, if consummated, result in a transaction significantly more favorable over the long term than the Transactions, and MIS's Board of Directors determines in good faith after receipt of an opinion from outside legal counsel to the effect that such action is likely necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the MIS Board of Directors receives from such Person an executed confidentiality agreement with terms no more favorable to such Person than those contained in this Agreement; or (B) complying with 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Without limiting
Section 7.3 above, MIS shall give written notice to VPC as soon as possible of any Acquisition Proposal that the MIS Board of Directors determines meets the standards set forth in this Agreement and whether MIS will exercise its right to use such Acquisition Proposal as a fiduciary out. Notice from MIS to VPC of its election to use such Acquisition Proposal as a fiduciary out shall mean that this Agreement is terminated and a termination fee is payable by MIS pursuant to
Section 7.5 hereof.

                  (b) Notwithstanding the provisions of Section 7.2 above, nothing contained in this Agreement shall prevent VPC or its Board of Directors, from (A) furnishing non-public information, or entering into discussions or negotiations, with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to its stockholders, if and only to the extent that (1) the Board of Directors of VPC believes in good faith (after consultation with financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of MIS and VPC as a combined company, such Acquisition Proposal would, if consummated, result in a transaction significantly more favorable over the long term that the Transactions, and VPC's Board of Directors determines in good faith after receipt of an opinion from outside legal counsel to the effect that such action is likely necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the VPC Board of Directors receives from such Person an executed confidentiality agreement with terms no more favorable to such party than those contained in this Agreement. Without limiting Section 7.3 above, VPC shall give written notice to MIS as soon as possible of any such Acquisition Proposal that the VPC Board of Directors determines meets standards set forth in this Agreement and whether VPC will exercise its right to use Acquisition Proposal as a fiduciary out shall mean that this Agreement is terminated and a termination fee is payable by VPC to MIS pursuant to Section 7.5 hereof.

         7.5. BREAK-UP FEE/UPON OCCURRENCE OF FIDUCIARY OUT. MIS or VPC, as the case may be, shall pay to the other party a termination fee upon the termination of this Agreement pursuant to Section 7.4. The termination fee shall be the sum of (i) the other party's Out-Of-Pocket Costs, and (ii) $250,000.00, but shall not in any event exceed $500,000.00. The payment of a termination fee pursuant to this subsection, which is agreed to be a fair estimate of the expenses and lost opportunity which would be suffered by the non-terminating party in such event, shall be the sole and exclusive remedy of the non-terminating against the terminating party and any of its Subsidiaries and their respective directors, officers, employees, attorneys, agents, advisors or other representatives, with respect to the occurrences giving rise to such payment; provided that this limitation shall not be applicable to the terminating party in the event of a willful breach of Sections 4.5 or 4.6 of this Agreement by the terminating party or its representatives.

         7.6. BREACH. (a) If MIS becomes aware of breach(es) by VPC of any of its representations or warranties contained in this Agreement after the execution of this Agreement but prior to the date the expiration of the warranty survival period (the "Settlement Cut-Off Date") as a result of its due diligence investigation of VPC or otherwise, it shall give written notice to VPC of the nature and the amount of damages suffered as a result of such breach(es). If in the exercise of its good faith business judgment MIS alleges that such damages exceed $250,000 in the aggregate, MIS and VPC shall in good faith negotiate a mutually acceptable dollar value settlement ( the "VPC Breach Settlement") of the damages caused by such breach(es). If MIS and VPC agree on the VPC Breach Settlement, they shall jointly instruct the Exchange Agent to decrease the number of Merger Shares issuable to all holders of VPC Class A Common Stock immediately prior to the Closing or if subsequent to Closing, the VPC Class A Common Stockholders shall return to MIS the number of Merger Shares issued by an amount equal to the VPC Breach Settlement divided by the Fair Market Value. Such decrease in the number of Merger Shares to be issued to or returned by the VPC Class A Common Stockholders shall be allocated among the VPC Class A Common Stockholders pro rata based upon the ownership of the VPC Class A Common Stock immediately prior to the Merger. In the event that MIS and VPC, in the exercise of good faith efforts, cannot reach agreement on the VPC Breach Settlement by the earlier of (i) the date that is thirty (30) days after the notice of breach called for above in this subsection (a) or (ii) the Settlement Cutoff Date, MIS shall have the right to rescind this Agreement, whereupon each of MIS and VPC shall be responsible for their own Out-Of-Pocket Costs (except to the extent that such Out-of-Pocket Costs or expenses incurred by either party are agreed to be paid otherwise by the terms of this Agreement) and neither MIS nor VPC shall have any further obligation to the other under the terms of this Agreement. If such damages do not exceed $250,000 in the aggregate, or if VPC and MIS do not agree on a VPC Breach Settlement and MIS does not exercise its right to rescind this Agreement, no decease in the number of Mergers Shares issuable or issued to the VPC Class A Common Stockholders shall be made.

                  (b) If VPC becomes aware of breach(es) by MIS of any of its representations or warranties contained in this Agreement after the execution of this agreement but prior to the Settlement Cut-Off Date as a result of its due diligence investigation of MIS and its Subsidiaries or otherwise, its shall give written notice to MIS of the nature and the amount of damages suffered as a result of such breach(es). If in the exercise of its good faith business judgment VPC alleges that such damages exceed $250,000 in the aggregate, MIS and VPC shall in good faith negotiate a mutually acceptable dollar value settlement (the "MIS Breach Settlement") of the damages caused by such breach(es). If MIS and VPC agree on the MIS Breach Settlement, they shall jointly instruct the Exchange Agent to increase the number of Merger Shares issuable to the VPC Class A Common Stockholders by an amount equal to the MIS Breach Settlement divided by the Fair Market Value. Such increase in the number of Merger Shares to be issued to the VPC Class A Common Stockholders shall be allocated among the VPC Class A Common Stockholders pro rata based upon the ownership of the VPC Class A Common Stock immediately prior to the Merger. In the event that MIS and VPC, in the exercise of good faith efforts, cannot reach agreement on the MIS Breach Settlement by the earlier of (i) the date that is thirty (30) days after the notice of breach called for above in this subsection (b) or (ii) the Settlement Cut Off Date, VPC shall have the right to rescind this Agreement, whereupon each of MIS and VPC shall be responsible for their own Out-Of-Pocket Costs (except to the extent that such Out-of-Pocket or expenses incurred by either party are agreed to be paid otherwise by the terms of this Agreement) and neither MIS nor VPC shall have any further obligation to the other under the terms of the this Agreement. If such damages do not exceed $250,000 in the aggregate, or if VPC and MIS do not agree on a MIS Breach Settlement and VPC does not exercise its right to rescind under this Section, no increase in the number of Mergers Shares issuable to the VPC Class A Common Stockholders shall be made.

                  (c) If an adjustment has been agreed to under both subsection
(a) and (b) above, the adjustments made pursuant thereto shall be netted against each other in order to determine the net adjustment to the number of Merger Shares.

                  (d) Notwithstanding anything to the contrary in this Section 7.6, (i) no adjustment shall be made to the number of Merger Shares if the absolute difference between the aggregate amount of VPC Breach Settlement(s) and the aggregate amount of MIS Breach Settlement(s) does not exceed $250,000 and
(ii) in no event shall the net aggregate adjustment to the number of Merger Shares exceed an amount equal to $3,000,000 million divided by $3.00.

         7.7 RETURN OF MIS COMMON STOCK. As a material inducement for VPC to enter into this transaction for which VPC has relied, Dr. John Chiu has agreed to deliver to MIS, contemporaneous with the Closing, 1,350,000 shares of VPC Common Stock owned by Dr. Chiu either directly or beneficially. Such shares shall be retired by MIS to its treasury.


                                    ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF VPC TO CLOSE

Each and every obligation of VPC under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions MIS agrees to use its best efforts to satisfy:

         8.1 REPRESENTATIONS AND WARRANTIES AT CLOSING. The representations and warranties made by MIS in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date except for such representation and warranties which if not true and correct on and as of the Closing Date, do not result in damages suffered by VPC in excess of $250,000 in the aggregate.

         8.2 OBLIGATIONS PERFORMED. MIS shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 CONSENTS AND STOCKHOLDER APPROVAL.

                  (a) MIS shall have obtained and delivered to VPC the written consents or approvals specified, or to be specified, in SCHEDULE 5.4 (except for such consents or approvals as to which, in the aggregate, the failure to obtain them shall not have a Material Adverse Effect) and all of such consents shall remain in full force and effect at and as of the Closing.

                  (b) This Agreement and the Merger shall have received the requisite MIS Board Approval, MIS Stockholder Approval, Acquisition Company Board Approval, VPC Board Approval and VPC Stockholder Approval, as applicable.

                  (c) VPC shall have received all consents to the consummation of the Transaction that VPC deems necessary or appropriate from its lenders.

         8.4. CLOSING DELIVERIES. MIS shall have delivered to VPC each of the following, together with any additional items which VPC may reasonably request to effect the Transaction:

                  (a) a certificate of the President of MIS certifying as to the matters set forth in Sections 8.1, 8.2 and 8.3 (except for 8.3(c)) hereof and as to the satisfaction of all other conditions set forth in this Article 8:

                  (b) Employment Agreements duly executed by the individuals described in SCHEDULE 4.1.

                  (c) Nondisclosure/Noncompete Agreements duly executed by the individuals described in Schedule 4.1 in the form of EXHIBIT 4.1(b);

                  (d) Standstill/Voting Agreements duly executed by the individuals described in Schedule 4.1 in the form of EXHIBIT 4.1 (c)(i);

                  (e) Stockholder's Agreement duly executed by the individuals described in Schedule 4.1 in the form of EXHIBIT 4.1 (c)(ii);

                  (f) the Registration Rights Agreement in the form attached hereto as EXHIBIT 3.1(vi); and

                  (g) a confirmation letter from the Exchange Agent that the number and types of Merger Shares are available for delivery at the Effective Time;

                  (h) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the Transactions.

                  8.5. NO INVESTIGATIONS OF MIS AND ITS SUBSIDIARIES OR THEIR BUSINESS. As of the Closing Date, there shall be no, and neither MIS nor any of its Subsidiaries shall have any knowledge of any material pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to MIS or its Subsidiaries, the Assets or the business of MIS and its Subsidiaries, other than such as have been disclosed to VPC prior to the date hereof.

                  8.6. NO MATERIAL ADVERSE EFFECT. Since March 31, 1999, there shall have been no Material Adverse effect with respect to MIS.

                  8.7. MINUTES. VPC shall have received at Closing copies of minutes of the Board of Directors of MIS, certified by the corporate secretary of MIS, approving and authorizing the Merger and the Transactions.

                  8.9. REVISED SCHEDULES. MIS and its Subsidiaries shall have provided VPC with revised Schedules dated as of the Closing Date (the "MIS Final Revised Schedules"), with all material changes through such date duly noted thereon, including any modifications to MIS's representations and warranties resulting from the Permitted Equity Financings, and the MIS Final Revised Schedules will not contain any disclosures which (i) should have been but were not disclosed on the Schedules in accordance with Section 4.4, or (ii) set forth changes which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect unless such disclosures are approved in writing by VPC.

                  8.10. LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

                  8.11. REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the Transactions and all actions by or in respect of, or filings with, any governmental body, agency or official or any other Person required to permit the consummation of the Merger so that VPC shall be able to continue to carry on the business of MIS substantially in the manner now conducted by MIS shall have been taken or made.

                  8.12. AGREEMENT AS TO EXHIBITS AND SCHEDULES. The parties hereto shall have mutually agreed in the exercise of their respective sole discretion to the terms contained in each Schedule and Exhibit to this Agreement.

                  8.13. ADDITIONAL CLOSING CONDITIONS. Each and every one of the additional closing conditions, if any, required of MIS or its stockholders set forth in SCHEDULE 8.13 attached hereto shall have completed or fulfilled, as the case may be.

                  8.14. RETURN OF SHARES. Dr. Chiu shall have delivered to MIS for retirement in its treasury 1,350,000 shares of MIS Common Stock.

                                    ARTICLE 9

                    CONDITIONS TO OBLIGATIONS OF MIS TO CLOSE

Each and every obligation of MIS under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions VPC agrees to use its best efforts to satisfy:

         9.1 REPRESENTATIONS AND WARRANTIES AT CLOSING. The representations and warranties made by VPC in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date except for such representation and warranties which if not true and correct on and as of the Closing Date, do not result in damages suffered by MIS in excess of $250,000.00 in the aggregate.

         9.2. OBLIGATIONS PERFORMED. VPC shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.3. CONSENTS AND STOCKHOLDER APPROVAL.

                  (a) VPC shall have obtained and delivered to MIS the written consents or approvals specified, or to be specified, in SCHEDULE 6.4 (except for such consents or approvals as to which, in the aggregate, the failure to obtain them shall not have a Material Adverse Effect) and all of such consents shall remain in full force and effect at and as of the Closing.

                  (b) This Agreement and the Merger shall have received the requisite VPC Board Approval, MIS Board Approval, Acquisition Company Board Approval, MIS Stockholder Approval and VPC Stockholder Approval, as applicable.

                  (c) MIS shall have received all consents to the consummation of the Transaction that MIS deems necessary or appropriate from its lenders, if any.

         9.4. CLOSING DELIVERIES. VPC shall have delivered to MIS each of the following, together with any additional items which MIS may reasonably request to effect the Transaction:

                  (a) a certificate of the President of VPC certifying as to the matters set forth in Sections 9.1, 9.2 and 9.3 (except for 9.3(d)) hereof and as to the satisfaction of all other conditions set forth in this Article 9:

                  (b) Employment Agreements duly executed by the individuals described in SCHEDULE 4.1.

                  (c) Nondisclosure/Noncompete Agreements duly executed by the individuals described in Schedule 4.1 in the form of EXHIBIT 4.1(b);

                  (d) Standstill/Voting Agreements duly executed by the individuals described in Schedule 4.1 in the form of EXHIBIT 4.1 (c)(i);

                  (e) Stockholder's Agreement duly executed by the individuals described in the form of EXHIBIT 4.1 (c)(ii);

                  (f) the Registration Rights Agreement in the form attached hereto as EXHIBIT 3.1(vi); and

                  (g) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the Transactions.

         9.5. NO INVESTIGATIONS OF VPC OR ITS BUSINESS. As of the Closing Date, there shall be no, and neither VPC nor any of its Subsidiaries shall have any knowledge of any material pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to VPC or its Subsidiaries, the Assets or the business of VPC , other than such as have been disclosed to MIS prior to the date hereof.

         9.6. NO MATERIAL ADVERSE EFFECT. Since March 31, 1998, there shall have been no Material Adverse effect with respect to VPC.

         9.7. SECURITIES LAWS. The parties shall have complied with all federal and state securities laws applicable to the Transactions. All SEC and "Blue Sky" permits or approvals required to carry out the Transactions shall have been received.

         9.8. MINUTES. MIS shall have received at Closing copies of minutes of the stockholders and the Board of Directors of VPC, certified by the corporate secretary of VPC, approving and authorizing the Merger and the Transactions.

         9.9. REVISED SCHEDULES. VPC shall have provided MIS with revised Schedules dated as of the Closing Date (the "VPC Final Revised Schedules"), with all material changes through such date duly noted thereon, including any modifications to VPC's representations and warranties resulting from the Permitted Equity Financings, and the VPC Final Revised Schedules will not contain any disclosures which (i) should have been but were not disclosed on the Schedules in accordance with Section 4.4, or (ii) set forth changes which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect unless such disclosures are approved in writing by MIS.

         9.10. LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

         9.11. REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the Transactions and all actions by or in respect of, or filings with, any governmental body, agency or official or any other Person required to permit the consummation of the Merger so that MIS shall be able to continue to carry on the business of VPC substantially in the manner now conducted by VPC shall have been taken or made.

         9.12. AGREEMENT AS TO EXHIBITS AND SCHEDULES. The parties hereto shall have mutually agreed in the exercise of their respective sole discretion to the terms contained in each Schedule and Exhibit to this Agreement.

         9.13. ADDITIONAL CLOSING CONDITIONS. Each and every one of the additional closing conditions, if any, required of VPC or its stockholders set forth in SCHEDULE 9.13 attached hereto shall have completed or fulfilled, as the case may be.

                                   ARTICLE 10

                                   TERMINATION

         10.1. TERMINATION. This Agreement may be terminated:

                  (a) by mutual written consent of VPC and MIS at any time before the Closing Date;

                  (b) by either VPC or MIS if there occurs prior to Closing a substantial loss, damage or diminution of the other party's Assets or other Material Adverse Effect on the business of the other party and MIS's Subsidiaries (taken as a whole) arising from any cause, including but not limited to theft, fire, flood or act of God;

                  (c) by either VPC or MIS if VPC Board Approval or MIS Board Approval has not been obtained on or before May 3, 1999.

                  (d) by either VPC or MIS if the Closing is not consummated on or before April 30, 1999 (the "Automatic Termination Date"), unless the failure to close by such date is attributable to actions or omissions of the party seeking to terminate this Agreement under this subsection (d);

                  (e) by either MIS or VPC pursuant to Section 7.4 (Fiduciary
Out);

                  (f) in accordance with Section 7.6 (a) or (b), as applicable;

         10.2. EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Sections 10.1(a), 10.1(b), 10.1(c), or 10.1(d) above, no party shall have any obligations to the other hereunder except for those obligations set forth in Section 4.3 (Expenses) and those with respect to confidentiality and the return of confidential information set forth below. If this Agreement is terminated pursuant to Section 10.1(e), the remedies set forth in Section 7.4 shall apply. If this Agreement is terminated pursuant to Section 10.1(f), the remedies set forth in Section 7.6 shall apply. If this Agreement is terminated, each party shall promptly return to the other party all copies of the due diligence materials previously provided by such party to the other or their representatives including, without limitation, each party's Intellectual Property, and the obligations in respect of confidentiality set forth in this Agreement.

         10.3. RECISION POST CLOSING DATE. The parties recognize and agree that MIS is (a) undergoing an audit by its independent certified accountants, and (b) required as a material inducement to VPC to enter into this transaction to obtained, either through a debt or equity offering, on terms agreeable to VPC a minimum of $3,000,000.00 for the purpose of providing MIS with at least $1,000,000.00 of working capital and at least $2,000,000 for acquisitions, joint ventures and strategic alliances (hereinafter the "Capital Raise"). If, for whatever reason, MIS is deemed to be unauditable by such accountants or if during the course of the audit a matter is revealed or discovered which could, in the good faith opinion of VPC, have a material adverse affect on MIS or VPC or if MIS is unable to obtain then on terms agreeable to VPC the Capital Raise within 60 days of the Closing Date then, in such event, VPC shall have the right, in its sole and absolute discretion to rescind this transaction by providing written notice to MIS at any time subsequent to six (6) months from the Closing Date but no later than nine (9) months from the Closing Date. If notice is provided, the Transactions will be rescinded, unless otherwise agreed, within thirty (30) days of the receipt of such notice. If the transaction is rescinded in accordance with this provision, VPC shall transfer all the stock of the Surviving Corporation to VPC Merger Shareholders in exchange for any and all consideration paid to the Shareholders in connection with this Agreement. Thereafter, all rights, duties and obligations of the parties shall terminate and this Agreement shall be null and void with no further force or effect except that MIS shall be required to pay VPC a recission fee of $500,000 and shall forgive any debt or other obligations VPC and/or any VPC Stockholder may have to MIS.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

         11.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         11.2. MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

         11.3. ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement and the Closing Documents may not be assigned by VPC, without prior written consent of MIS, and may not be assigned by MIS, without prior written consent of VPC. The terms and conditions hereof shall survive the Closing as provided in this Agreement and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         11.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.5. NOTICES. All notices, requests, demands, claims and other communication hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly give if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

                  If to MIS             Minimally Invasive Surgery Corporation
                                        2100 Lynn Road, Suite 125 C
                                        Thousand Oaks, California 91360
                                        Attention: ____________________
                                        Telefax: _____________________

                  If to VPC             Valley Pain Centers, Inc.
                                        2710 Rew Circle, Suite 100
                                        Ocoee, Florida 34761
                                        Facsimile No: (407) 656-7585
                                        Attention: Rogers W. Kirven

or at such other address as any party hereto notifies the other parties hereof in writing.

         11.6. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in this Agreement, is not intended to confer upon any Person other than VPC and MIS, any rights or remedies hereunder. No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         11.7. GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, excluding those relating to conflicts of laws. The parties hereto expressly agree that the exclusive jurisdiction and venue for legal proceedings under this Agreement shall be the state or applicable federal court having jurisdiction over the defendant's domicile (or in the case of VPC and MIS, the location of its principal corporate office).

         11.8. ATTORNEY'S FEES. In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover reasonable expenses, including reasonable attorney's fees.

         11.9. HEADINGS. The section headings contained in this Agreement and the Schedules and Exhibits attached hereto are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.10. INCORPORATION OF EXHIBIT AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part hereof.

         11.11. CONSTRUCTION. Within this Agreement, the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto an no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.







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                                                                         Page 50
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  MINIMALLY INVASIVE SURGERY CORPORATION


                                  By:
                                      -----------------------------------------

                                  Its:
                                      -----------------------------------------


                                  VALLEY PAIN CENTER, INC.

                                  By:
                                      -----------------------------------------

                                  Its:
                                      -----------------------------------------

































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